UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BROWN SHOE COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

We are filing this revised definitive proxy statement for the sole purpose of including a copy of our proxy card. The definitive proxy statement we filed on April 10, 2012 inadvertently included our Notice of Internet Availability Of Proxy Materials instead of our proxy card. Except for the replacement of the Notice of Internet Availability Of Proxy Materials with our proxy card, this revised definitive proxy statement is in all other respects identical to the definitive proxy statement we filed on April 10, 2012.

8300 Maryland Ave. Clayton, Missouri 63105-3693

Ronald A. Fromm

Chairman of the Board

April 10, 2012

To Brown Shoe Company Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri 63105, in the Conference Center, on Tuesday, May 22, 2012, at 11:00 a.m., Central Time.

We are using the Internet to provide our 2012 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 10, 2012, we are commencing mailing to our shareholders a notice containing instructions on how to access our Proxy Statement and 2011 Annual Report online. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2011 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance, is available on the Internet at www.brownshoe.com/annualmeeting. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management, we look forward to seeing you at the meeting.

Sincerely yours,

Ronald A. Fromm

Chairman of the Board

Brown Shoe Company, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, May 22, 2012
TIME:	11:00 a.m., Central Time
PLACE:	Brown Shoe Company, Inc. Conference Center
8300 Maryland Avenue
St. Louis, Missouri 63105

Matters to be voted on:

1.	Election of six directors,

2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants,

3.	Approval, by non-binding advisory vote, of the Company’s executive compensation, and

4.	Any other matters if properly raised.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1.	By Internet: go to http://www.proxyvote.com,

2.	By toll-free telephone: call 1-800-690-6903,

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided, or

4.	In person at the Annual Meeting of Shareholders.

Beneficial holders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because brokers and other nominees do not have the authority to vote your shares for the election of directors without instructions from you.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander

Senior Vice President, General Counsel and

Corporate Secretary

April 10, 2012

PROXY STATEMENT — 2012 ANNUAL MEETING OF SHAREHOLDERS

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PROXY STATEMENT FOR THE BROWN SHOE COMPANY, INC. 2012 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2012 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is March 30, 2012. There were 42,841,494 shares of our common stock issued and outstanding on March 30, 2012.

On April 10, 2012, we are commencing mailing to our shareholders of record a notice containing instructions on how to access this proxy statement and our Annual Report online, and we are commencing mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 22, 2012 in the Conference Center at our principal executive offices, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., Central Time.

What am I voting on?

We are aware of three (3) proposals to be voted on by shareholders at the annual meeting:

•	The election of six (6) directors:

–	Mario L. Baeza, Mahendra R. Gupta, Michael F. Neidorff and Harold B. Wright, each for a three-year term,

–	Carla Hendra, for a two-year term, and

–	Hal J. Upbin, for a one-year term.

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

•	Approval, by non-binding advisory vote, of the Company’s executive compensation.

Why haven’t I received a printed copy of the proxy or Annual Report?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 10, 2012, we are commencing mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2011 Annual Report online. If you hold your shares through a broker or bank, the notice will be sent to you by your broker or bank. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on the Internet by accessing our website at www.brownshoe.com/annualmeeting. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	by Internet,

•	by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the notice, proxy card or the information sent by your broker or bank.

What is the difference between holding shares as a “shareholder of record” or “registered holder” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank. The notice concerning our annual meeting and the availability of our proxy statement and 2011 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

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Voting your proxy by Internet. The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting.

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Voting your proxy by telephone. In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 1-800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Voting your proxy by mail. If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants, and “FOR” approval, by non-binding advisory vote, of the Company’s executive compensation. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those matters discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

If I hold my shares through a broker or bank, how do I vote?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

Under Rule 452 of the New York Stock Exchange (“NYSE”) listing standards, which relates to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and other non-routine matters without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors and other non-routine matters.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on March 30, 2012, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one notice for all the shares you held as of the record date, March 30, 2012, and the name and address section on the notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to vote at the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of Six (6) Directors	The nominees who receive the most votes for the available positions will be elected with four (4) director positions available for a term expiring in 2015, one (1) director position available for a term expiring in 2014 and one (1) director position available for a term expiring in 2013. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Proposal 3 — Approval, by Non-Binding Advisory Vote, of the Company’s Executive Compensation	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 3 is required for the approval, by non-binding advisory vote, of the Company’s executive compensation.

Other Matters	The affirmative vote of a majority of the shares voting either “for” or “against” such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

What is a broker non-vote and what effect does it have?

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for other non-routine matters for which they do not have discretionary voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public accountants, even if you have not provided voting instructions, but cannot vote on other proposals absent voting instructions. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

What is the effect of a “withheld” or “abstain” vote?

Shares represented by proxies that are marked vote “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” and broker non-votes with respect to Proposals 2 and 3, or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted, and such proxies will not have any effect on such vote.

What happens if a director does not receive a majority of the shares voted at the meeting?

If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the board of directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the board the action to be taken with respect to the tendered resignation. The board is required to determine whether to accept or reject the resignation, or to take other action, within 90 days of the date of the certification of election results.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K, which we will file with the SEC on or before May 28, 2012. You can obtain a copy of the Form 8-K on our website at www.brownshoe.com/secfilings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of notices delivered to my household?

SEC rules allow delivery of a single notice or a single Annual Report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the notice and other materials unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one notice or other materials.

If you prefer to receive separate copies of the notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have long standing policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at www.brownshoe.com/governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Compensation, and Governance and Nominating Committees are also available on our website at www.brownshoe.com/governance. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the twelve members of the board, ten meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, Ronald A. Fromm and Diane M. Sullivan are both directors and Company employees and are not independent directors. The board has determined that each of the other members of the board is independent, namely Mr. Baeza, Dr. Gupta, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Neidorff, Mr. Upbin and Mr. Wright. With our board comprised of ten independent directors out of twelve, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, of having two-thirds of the directors be independent under the NYSE standards. Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

The non-management members of the board meet regularly without any members of management present. Mr. Klein, as the lead director, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place).

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at www.brownshoe.com/governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating With the Board

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure

Until May 2011, we had been operating for over 25 years using the traditional U.S. board leadership structure, under which our Chief Executive Officer also served as Chairman of the Board. Over this period, we had two individuals serve as Chief Executive Officer and Chairman of the Board, including our current Chairman of the Board, Mr. Fromm, who served as both our Chairman of the Board and Chief Executive Officer from 1999 until May 2011. Following our 2011 Annual Meeting of Shareholders, Mr. Fromm continued to serve as the Chairman of the Board, but Diane M. Sullivan assumed the position of Chief Executive Officer and President. As Mr. Fromm and Ms. Sullivan collectively have a unique depth of understanding and knowledge about us and the opportunities and challenges we face, we believe that we benefit from the service of both of these individuals.

We believe that our board of directors should retain the flexibility to appoint the appropriate person to the position of Chairman of the Board, whether that person be our Chief Executive Officer or not. Since neither our Chairman of the Board nor our Chief Executive Officer is an independent director, the board appointed Ward M. Klein as the board’s lead director, having the authority to: preside at executive sessions of the board and at other board meetings when the Chairman is not present, call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the Chairman, and retain advisors and counsel to report to the board. By having a lead independent director, coupled with the other oversight functions delegated to various board committees comprised of independent directors, we believe that our governance structure provides ample opportunity for effective oversight and risk management.

Board’s Role in Risk Oversight

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our Restated Certificate of Incorporation and our bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects.

The board also manages risk through the oversight responsibilities of its committees. The Compensation Committee (with advice from its compensation advisors) reviews executive compensation programs; and in February 2012, management presented to the Compensation Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s Director of Internal Audit reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel and Chief Financial Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

Selection of Directors

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the board’s long-term needs with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation. In this effort, the committee seeks diversity of background, culture, experience and talent among its members, although the board does not have a written policy that requires such diversity.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge and also considers fulfilling a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meeting to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our Corporate Governance Guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

The biographies of each of the nominees and other directors in the section “Proposal 1—Election of Directors” contain information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when making director nominations.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Other Matters – Shareholder Proposals for the 2013 Annual Meeting.”

Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2011 (“2011”). Each director is expected to attend the annual meeting, and all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she served during his or her term, except for Mr. McGinnis, who missed several meetings because he was out of the country on other pressing matters. Other than Mr. McGinnis and Ms. Hendra, all of our directors attended the 2011 annual meeting.

Name	Board	Audit	Compensation	Executive	Governance and Nominating
Current
Mario L. Baeza	Member	Member
Ronald A. Fromm	Chair			Chair
Mahendra R. Gupta(1)	Member	Member
Carla Hendra	Member				Member
Ward M. Klein	Member			Member	Chair
Steven W. Korn	Member	Member
Patricia G. McGinnis	Member		Member
W. Patrick McGinnis	Member		Chair	Member
Michael F. Neidorff	Member		Member
Diane M. Sullivan	Member			Member
Hal J. Upbin	Member	Chair		Member
Harold B. Wright	Member				Member
Retired
Joseph L. Bower(2)	Member			Chair	Chair
Julie C. Esrey(2)	Member		Member		Member
Number of 2011 Meetings	7	7	5	0	2

(1)	Dr. Gupta joined the board and the Audit Committee on October 6, 2011.

(2)	Dr. Bower and Ms. Esrey served as directors from January 29, 2006 through May 26, 2011, and each retired at the end of his or her term.

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements, the financial reporting process, and the system of internal accounting and financial controls; (b) the Company’s compliance with ethics policies and legal and regulatory requirements, (c) the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the entire board, which is available on the Company’s website at www.brownshoe.com/governance. The board has determined, in its judgment, that Mr. Upbin qualifies as an “audit committee financial expert” and is independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report” below.

Compensation Committee

The Compensation Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein (“NEOs”). The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning cash incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews the design of our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee meets several times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment and compensation recommendation for each of the other NEOs along with a comparison to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

Beginning in 2010, the Committee retained Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant for executive compensation. Meridian assists the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian advises the Committee on market trends, provides comparative market data and, if requested, provides compensation recommendations.

In 2012, the Compensation Committee also engaged Towers Watson & Co. (“Towers Watson”) to provide executive compensation consulting specific to Chief Executive Officer compensation. The Company also retains Towers Watson for pension-related computation and consulting services, which includes both the broad-based pension plan and the Supplemental Executive Retirement Plan (“SERP”) (available to a limited group of executives).

The board has determined, in its judgment, that the Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Compensation Committee operates under a written charter adopted by the entire board, which is available on the Company’s website at www.brownshoe.com/governance.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs that may lawfully be delegated to it by the board during the intervals between board meetings. However, certain categories of matters have been expressly reserved for consideration by the full board. The Executive Committee operates under a written charter adopted by the entire board, which is available on the Company’s website at www.brownshoe.com/governance.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Governance and Nominating Committee operates under a written charter adopted by the entire board, which is available on the Company’s website at www.brownshoe.com/governance.

Related Party Transactions

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, and 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing and any entity controlled by them or in which they have a 10% or greater beneficial interest. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2011, there were no material transactions between the Company and its executive officers, directors, nominees, principal shareholders, their immediate family members, or entities controlled by them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to the SEC and the NYSE. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2011 except for a late Form 4 filed by Ms. Hendra in 2012 in connection with a transaction made in 2010.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for 2011 were those indicated in the table under the heading “Board Meetings and Committees.” No member of the Compensation Committee has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2011 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For fiscal 2011, the following compensation guidelines were in effect for non-employee directors with cash retainers payable quarterly in arrears:

•	$75,000 as an annual retainer;

•	An additional $15,000 annual retainer for the Chair of the Audit Committee;

•	An additional $12,500 annual retainer for the Chair of the Compensation Committee;

•	An additional $10,000 annual retainer for the Chair of the Governance and Nominating Committee;

•	An additional $7,500 annual retainer for the Chair of the Executive Committee;

•

An annual equity award with a targeted cash value of approximately $100,000, namely an award of 9,425 shares of restricted stock or 9,425 restricted stock units (“RSUs”), at the director’s option, granted on May 26, 2011 and subject to a one-year vesting requirement;

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings;

•

Opportunity to participate in our deferred compensation plan for non-employee directors with deferred retainers to be invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment; and

•

Opportunity to participate in our Non-Employee Director Share Plan (“Director Share Plan”) on or before May 26, 2011 and, subsequently, our Incentive and Stock Compensation Plan of 2011 and receive shares of Company stock in lieu of retainers.

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of our shareholders. In setting compensation levels for non-employee directors, the Governance and Nominating Committee was provided with competitive market data for a peer group of companies (similar to the peer group used for executive compensation comparisons). In consultation with Meridian, the committee analyzed the peer group data and determined that it was appropriate to set the Company’s director compensation at a level below the median for the peer group, reflecting the somewhat smaller size of the Company as compared to other members of such group.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual), and SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they receive any annual incentive plan awards or the long-term performance awards that have been developed for employees. A director who is an employee does not receive payment for service as a director.

Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors during 2011. During 2011, no directors deferred retainers through the non-employee directors deferred compensation plan.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
Name	Cash Payment	Payment in Shares of Company Stock(2)	Stock Awards(3)	All Other Compensation(4)	Total
Current
Mario L. Baeza	$75,000	$—	$98,114	$5,000	$178,114
Mahendra R. Gupta(5)	6,250	18,746	—	5,000	29,996
Carla Hendra	75,000	—	98,114	—	173,114
Ward M. Klein	83,333	—	98,114	—	181,447
Steven W. Korn	77,500	—	98,114	—	175,614
Patricia G. McGinnis	75,000	—	98,114	—	173,114
W. Patrick McGinnis	87,500	—	98,114	—	185,614
Michael F. Neidorff	14	74,984	98,114	—	173,112
Hal J. Upbin	90,000	—	98,114	—	188,114
Harold B. Wright	75,000	—	98,114	—	173,114
Retired
Joseph L. Bower(6)	30,833	—	98,114	5,000	133,947
Julie C. Esrey(7)	25,000	—	98,114	5,000	128,114

(1)	This column includes the annual retainer for serving on the board and, as applicable, as the chair of a committee during fiscal 2011. We pay the retainers at the end of each quarter, which results in three payments being made during the year of the director’s election and the remaining payment being made in the next year. Retainers are payable in cash and/or shares of the Company’s stock pursuant to the Director Share Plan on or before May 26, 2011 and, subsequently, the Incentive and Stock Compensation Plan of 2011. Payments of retainers in cash are shown in the sub-column “Cash Payment,” and payments of retainers in shares of the Company’s stock are shown in the sub-column “Payment in Shares of Company Stock.”

(2)	The Payment in Shares of Company Stock sub-column reflects the grant date fair value of directors’ retainers earned that were issued as Company stock in lieu of cash. The number of shares issued has been determined by dividing the amount of the retainers earned by the closed price of the Company’s stock on the date before the payment was credited to the director. For services rendered during fiscal 2011, Company shares issued under the Director Share Plan on or before May 26, 2011 and, subsequently, the Incentive and Stock Compensation Plan of 2011 were as follows: Dr. Gupta – 1,964 shares and Mr. Neidorff – 7,321shares.

(3)

The amounts in the Stock Awards column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash on termination, or shares of our stock that are subject to a one-year restriction based on service (restricted stock). Each of the non-employee director awards was for 9,425 RSUs or shares of restricted stock, and these awards were approved by the board on May 26, 2011, when the fair market value (average of high and low prices of the Company’s stock) was $10.41. At January 28, 2012, our 2011 fiscal year-end, Mr. Neidorff had 9,425 shares of restricted stock that were unvested, and each of the following directors held 9,425 RSUs that were unvested: Mr. Baeza, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Upbin and Mr. Wright.

(4)	The amounts in the All Other Compensation column shows the Company’s match of charitable contributions of $5,000 for each of the directors noted. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for the director and a spouse to attend a board or industry function, and occasional use of corporate aircraft for a director to attend a meeting of the board or committee or for Company related business. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

(5)	Dr. Gupta was elected to the board on October 6, 2011.

(6)	Dr. Bower served as director until he retired on May 26, 2011.

(7)	Ms. Esrey served as director until she retired on May 26, 2011.

Restricted Stock and Restricted Stock Units

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or RSUs. The number of restricted shares or RSUs is determined by dividing the target aggregate cash value for the grant (i.e., $100,000 for fiscal 2011) by the closed price on the day prior to the date of grant (i.e., $10.61 on May 25, 2011). The average of the high and low prices of the Company’s stock on the date of grant, which is used for valuing the restricted shares or RSUs, was $10.41 on May 26, 2011. This approach is discussed in more detail in the CD&A under the heading “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011? – Long-Term Compensation.”

The restricted stock awards vest after one year and, commencing with the grant date, earn cash dividends. The RSUs are subject to a one-year vesting requirement, earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award) based on the then-current market value of the Company’s stock. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate in a deferred compensation plan with deferred amounts valued as if invested in our common stock through the use of PSUs. Under the plan, we credit each participating director’s account with the number of “phantom stock units” that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the average of the high and low prices of our stock on the last trading day of the fiscal quarter when the cash compensation was earned.

Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the mean of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

Non-Employee Director Share Plan and Incentive and Stock Compensation Plan of 2011

On and prior to May 26, 2011, our non-employee directors were eligible to participate in the Director Share Plan, which allowed the participating director to receive retainers in shares of the Company’s stock in lieu of cash with the number of shares issuable determined based on the average of the high and low price of our stock on the first business day following the payment date for a retainer. The annual equity-based grant to non-employee directors described above under “Restricted Stock and Restricted Stock Units” was also made under the Director Share Plan on or before May 26, 2011.

At our 2011 annual meeting, our shareholders approved the adoption of the Incentive and Stock Compensation Plan of 2011. As a result, with respect to the non-employee directors’ retainers, we have ceased issuing shares of the Company’s stock in lieu of cash to directors under the Director Share Plan and, instead, issue such shares under the Incentive and Stock Compensation Plan of 2011. As under the Director Share Plan, the number of shares issuable are determined based on the average of the high and low price of our stock on the first business day following the payment date for a retainer. The annual equity-based grant to non-employee directors described above under “Restricted Stock and Restricted Stock Units” was also made under the Incentive and Stock Compensation Plan of 2011 after May 26, 2011.

Non-Employee Director Stock Ownership

The board has adopted stock ownership guidelines for non-employee directors, the purpose of which is to encourage long-term share ownership by our directors and better align the interests of non-employee directors with shareholders. The guidelines provide that all non-employee directors will hold shares of our stock or stock equivalents with a value at least equal to three times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the later of the adoption of the guidelines or the director’s commencement of board service. All of the directors who were required to do so met the guidelines as of the end of 2011.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of March 30, 2012, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table (“NEOs”), all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on March 30, 2012 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 29, 2012 (60 days after March 30, 2012). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock Beneficially Owned				Director Share Units(2)
Name	Number of Shares(1)	Exercisable Options	Total	% of Shares Outstanding
Non-Employee Directors
Mario L. Baeza	1,000	—	1,000	*	23,136
Mahendra R. Gupta	1,964	—	1,964	*	—
Carla Hendra	3,261	—	3,261	*	27,025
Ward M. Klein	30,770	—	30,770	*	24,365
Steven W. Korn	10,618	—	10,618	*	32,708
Patricia G. McGinnis	10,555	10,125	20,680	*	80,807
W. Patrick McGinnis	8,909	11,250	20,159	*	36,918
Michael F. Neidorff	59,306	—	59,306	*	14,439
Hal J. Upbin	4,700	—	4,700	*	32,715
Harold B. Wright	1,000	—	1,000	*	23,135
Named Executive Officers (NEOs)
Diane M. Sullivan	427,948	205,000	632,948	1.5%	—
Ronald A. Fromm	834,474	56,251	890,725	2.1%	—
Mark E. Hood	169,226	15,000	184,226	*	—
Richard M. Ausick	195,961	62,124	258,085	*	—
Douglas W. Koch	184,406	30,751	215,157	*	—
John W. Schmidt	59,710	21,700	81,410	*	—
Current Directors and Executive Officers as a group (18 persons)	2,200,059	463,323	2,663,382	6.3%	295,248
5% Shareholders
BlackRock, Inc. and related persons(3)	3,140,630	—	3,140,630	7.5%	—
Dimensional Fund Advisors LP(4)	2,420,001	—	2,420,001	5.8%	—
FMR LLC and related persons(5)	3,250,000	—	3,250,000	7.7%	—
Franklin Resources, Inc. and related persons(6)	3,905,418	—	3,905,418	9.3%	—
Security Investors, LLC(7)	3,293,446	—	3,293,446	7.8%	—
The Vanguard Group, Inc.(8)	2,280,089	—	2,280,089	5.4%	—

*	Represents less than 1% of the outstanding shares of stock.

(1)	This amount includes 9,425 shares of restricted stock for each of Mr. Klein and Mr. Neidorff granted in 2011; these shares vest in full in May 2012. Directors have voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Ausick — 87,500 shares, Mr. Fromm — 263,175 shares, Mr. Hood — 88,500 shares, Mr. Koch — 93,500 shares, Mr. Schmidt — 57,500 shares, and Ms. Sullivan — 250,500 shares; and Current Directors and Executive Officers as a group — 980,775 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, but as to which the employee does not have the right to vote, as follows: Mr. Ausick — 6,478 shares, Mr. Fromm — 19,593 shares, Mr. Hood — 3,647 shares, Mr. Koch — 7,076, Mr. Schmidt — 2,210 shares, Ms. Sullivan — 6,614 shares, and Current Directors and Executive Officers as a group — 56,564 shares. The Company is not aware that any of the shares held by individuals have been pledged; however, these shares may be held in margin or other broker accounts that provide that the shares may become subject to a pledge.

(2)	Director Share Units, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 30, 2012, and are vested or will be vested by May 29, 2012 (60 days after March 30, 2012). The share units are ultimately paid in cash and have no voting rights.

(3)	Based on its Schedule 13G amendment filing with the SEC on February 13, 2012, BlackRock, Inc. possessed sole power to vote and dispose of the shares indicated. BlackRock, Inc. is a holding company that beneficially owns shares held by the eight subsidiaries identified therein. BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022.

(4)	Based on its Schedule 13G amendment filing with the SEC on February 14, 2012, Dimensional Fund Advisors LP (“Dimensional”) possessed sole power to vote 2,343,874 shares and sole power to dispose of 2,420,001 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other comingled group trusts and separate accounts with all of the reported shares being owned by these companies, trusts and accounts. Dimensional disclaims beneficial ownership of such shares. Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based on its Schedule 13G filing with the SEC on February 14, 2012, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares indicated as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”), including Fidelity Low-Priced Stock Fund, which owns the shares indicated. Edward C. Johnson III (“Johnson”) and FMR LLC, through its control of Fidelity, and the Funds have the sole power to dispose of the shares indicated. Neither FMR LLC nor Johnson has the sole power to vote the shares as the Funds’ boards of trustees vote based on guidelines established by the boards of trustees. Members of Johnson’s family are the predominant owners of FMR LLC and, as a result of their stock ownership and a shareholders’ agreement, may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR LLC. FMR LLC’s business address is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)

Based on its Schedule 13G amendment filing with the SEC on February 7, 2012, the group including Franklin Resources, Inc. and Franklin Advisory Services, LLC (collectively “Franklin”) possessed sole power to vote 3,735,418 shares and sole power to dispose of 3,905,418 shares. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisory Services, LLC. Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients unless otherwise noted. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal stockholders of Franklin Resources, Inc. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and each of the investment management subsidiaries disclaim any beneficial interest in any of the shares. The business address of Franklin (except Franklin Advisory

Services, LLC) is One Franklin Parkway, San Mateo, California 94403-1906, and the business address of Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(7)	Based on its Schedule 13G amendment filing with the SEC on January 31, 2012, Security Investors, LLC possessed sole power to vote and dispose of the shares indicated. Security Investors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and the shares reported may be held by investment advisory clients. Security Investors, LLC’s business address is One Security Benefit Place, Topeka, Kansas 66636-0001.

(8)	Based on its Schedule 13G filing with the SEC on February 9, 2012, The Vanguard Group, Inc. possessed sole power to vote 62,312 shares, sole power to dispose of 2,217,777 shares, and shared power to dispose of 62,312 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 62,312 shares, or 0.14% of the common stock outstanding of the Company, as a result of serving as investment manager of collective trust accounts; VFTC directs the voting of these shares. The Vanguard Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group, Inc.’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — Election of Directors

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 73 years of age and precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 73.

On October 6, 2011, the board amended the Company’s bylaws to increase the number of directors from eleven to twelve, creating one vacancy on the board. On October 6, 2011, the board, based on a recommendation of the Governance and Nominating Committee, elected Mahendra R. Gupta to fill the vacancy on the board that resulted when the bylaws were amended, with a term to expire at the Company’s 2012 annual meeting of shareholders or until his successor has been duly elected and qualified. Dr. Gupta was well known to several members of our board, as Messrs. Fromm, Klein and McGinnis serve on the National Council of the Washington University of St. Louis Olin Business School, of which Dr. Gupta is the Dean.

Based on the age limit for nominees specified in our Corporate Governance Guidelines, the board may nominate Hal J. Upbin, whose current term also expires at the 2012 annual meeting, only for a one-year term. In order to accommodate Mr. Upbin in the class of directors whose terms expire at the 2013 annual meeting, one member of that class must move to another class in order for our director classes to be as equal as possible. Therefore, the board has nominated Carla Hendra, who was elected by shareholders at the 2010 annual meeting for a three-year term ending in 2013, to a new two-year term expiring in 2014. Assuming the election of the proposed nominees for the terms proposed, the class of directors whose term will expire in 2015 will have four members, consisting of four nominees (Mr. Baeza, Dr. Gupta, Mr. Neidorff and Mr. Wright); the class whose term will expire in 2014 will have four members, including one nominee (Ms. Hendra); and the class whose term will expire in 2013 will have four members, including one nominee (Mr. Upbin). Your board has nominated for election as directors at the annual meeting six (6) individuals, Mario L. Baeza, Mahendra R. Gupta, Michael F. Neidorff, and Harold B. Wright, each for a three-year term, as well as Carla Hendra, for a two-year term, and Hal J. Upbin, for a one-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2015

MARIO L. BAEZA, 61, has been a director since March 2008. He is the founder and controlling shareholder of Baeza & Co. and founder and Executive Chairman of V-Me Media, Inc. He formed Baeza & Co. in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners, L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and Chief Executive Officer of TCW/LAP from its inception until 2003 when he relinquished day-to-day operating control to form The Baeza Group, a Hispanic-owned alternative investment firm. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a national Spanish language television network. Mr. Baeza serves as V-Me Media, Inc.’s Founder and Executive Chairman. Mr. Baeza is also a director of Air Products and Chemicals, Inc. and Urban America LLC. Mr. Baeza brings experience as an entrepreneur and chief executive of a broad range of businesses dedicated to serving the Hispanic and Latin American population, ranging from merchant banking to media access. In addition to his management experience, his background as a securities, mergers and acquisitions, corporate and finance lawyer and his service as a director of a mutual fund and a bank provide him with extensive experience in reviewing and analyzing business opportunities and bringing them to fruition as well as familiarity with legal compliance for a publicly held company.
MAHENDRA R. GUPTA, 56, has been a director since October 2011. Since July 2005, he has served as the Dean of Olin Business School at Washington University in St. Louis. From 2003 to July 2005, he served as the Senior Associate Dean of the Olin Business School. He has served on the Olin Business School faculty since 1990 and in 2004 was named the Geraldine J. and Robert L. Virgil Professor of Accounting and Management. Dr. Gupta’s research has been published in leading academic journals, and he is a frequent speaker at research workshops and conferences worldwide. In addition, Dr. Gupta’s education, which includes a Ph.D. in accounting from Stanford University, and his oversight of the financial management of the Olin Business School enhance his contribution to the board, and in particular, to the Audit Committee.
MICHAEL F. NEIDORFF, 69, has been a director since March 2006. Since 1996, he has been the President and Chief Executive Officer of Centene Corporation, a government services managed care company; and since May 2004, has also served as Centene Corporation’s Chairman of the Board. Mr. Neidorff started Physicians Health Plan of Greater St. Louis, a subsidiary of United HealthCare Corporation, in 1985 and served as the President and Chief Executive Officer until 1995. Mr. Neidorff also spent 18 years in senior executive international positions at Miles Laboratories/Bayer AG and has in-depth marketing, general management and profit and loss experience in healthcare management and consumer-packaged goods. Mr. Neidorff brings to the board an entrepreneurial spirit combined with many years of senior leadership experience. As the chief executive officer and chair of a publicly-held company, he provides expertise in current executive compensation developments as well as corporate governance.
HAROLD B. WRIGHT, 70, has been a director since March 2008. From 1997 until he retired at the end of December 2009, Mr. Wright specialized in executive search services for the retail industry. Prior to his retirement, Mr. Wright was a partner in the Consumer Products Group as a Retail Specialist with Heidrick & Struggles since 2006 and assumed the title and responsibilities of a Partner Emeritus effective January 2008. Prior to 2006, Mr. Wright was the Vice Chairman, Consumer Products, Industrial for Highland Partners, which was acquired by Heidrick & Struggles in 2006. Prior to 1997, Mr. Wright spent 25 years at R.H. Macy’s, having served as the President of two divisions. Mr. Wright brings to the board many years of experience in retail operations for R.H. Macy’s, including leadership at the division level. In addition, as a result of his many years providing executive search services for senior talent for the retail industry, he understands the talent and succession planning issues faced by the Company.

NOMINEE FOR A TWO-YEAR TERM THAT WILL EXPIRE IN 2014

CARLA HENDRA, 55, has been a director since November 2005. Since January 2010, she has been serving as the Chairman of OgilvyRED, the strategy and innovation practice of Ogilvy & Mather Worldwide (“Ogilvy”), and was elected to Ogilvy’s Executive Committee in the same month. Ogilvy is an integrated advertising and marketing services network with 450 offices in 162 countries and 18,000 employees, one of the large operating groups of holding company WPP plc. Ms. Hendra previously served as Co-Chief Executive Officer of Ogilvy North America from 2005 to 2010 and as Chairman of Ogilvy New York from 2007 to 2010. Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of OgilvyOne N.A., a one-to-one marketing agency, from 1998 to 2005. She is a director of the O&M Worldwide Board. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising, from 1992 to 1996. She also served as a director of Unica Corporation, a publicly-held company engaged in the enterprise marketing management software business until its acquisition by IBM in 2010. Ms. Hendra has over 30 years of business experience spanning the fashion, advertising and marketing industries; and during her 16 year tenure with the Ogilvy & Mather group companies, her increasing responsibilities have included leadership and senior management experience in domestic and international business. Ms. Hendra brings to the board specialized experience in creative management, strategic consulting for marketing and branding, digital innovation, and both targeted and integrated marketing.

NOMINEE FOR A ONE-YEAR TERM THAT WILL EXPIRE IN 2013

HAL J. UPBIN, 73, has been a director since 2004 and is Chairman Emeritus of the Board of
Directors of Kellwood Company, a marketer of apparel and consumer softgoods. From 1999 to
January 31, 2006, Mr. Upbin served as Chairman of the Board of Kellwood Company, and from
December 1997 through June 2005, he was Chief Executive Officer of Kellwood Company. From
1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from
1992 until 1994, he was Executive Vice President Corporate Development of Kellwood Company.
He served as Vice President Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1988 to 1992.
Mr. Upbin is also a member of the Board of Trustees for Pace University and a Council Member of
Washington University’s Olin Business School. Mr. Upbin brings to our board extensive experience as the chief executive officer of several public and private companies, including nearly 20 years at a large publicly-held apparel sourcing and distribution company. As a result of this experience, he is familiar with many of the operational challenges we face. In addition, his experience as a certified public accountant with experience in financial reporting enhances his contribution to the board, and in particular, to the Audit Committee.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013

WARD M. KLEIN, 56, has been a director since March 2007. He is a member of the Board of Directors of Energizer Holdings, Inc., a manufacturer of household and personal care products, and also serves as Chief Executive Officer of Energizer Holdings, Inc., a position he has held since January 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005 and as President, International from 2002 to 2004, having first joined Energizer in 1986. Mr. Klein also, since 2008, serves on the Board of the Federal Reserve Bank of St. Louis and, since January 2012, is the Chair of the Board. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Masters degree in management with concentrations in marketing, finance and accounting. Additionally, his service as Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide experience in the oversight role for the board.
W. PATRICK McGINNIS, 64, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company, a manufacturer of pet products. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997 when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc. Mr. McGinnis brings substantial leadership and management experience as the president and chief executive of a major international consumer products company. In this capacity, he has many years of experience in mergers and acquisitions, corporate finance, corporate strategy, marketing and corporate governance.
DIANE M. SULLIVAN, 56, is our President and Chief Executive Officer and has been a director since May 2007. In 2004, she joined the Company as President, in March 2006 she received the additional title of Chief Operating Officer, and in May 2011 she became our Chief Executive Officer and President. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003. Prior to joining Phillips-Van Heusen in 2001, Ms. Sullivan was President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001 and also held the position of Group President: Tommy Hilfiger, Stride Rite Children’s and Sperry. In St. Louis, Ms. Sullivan previously served on the Board of Directors for Barnes-Jewish Hospital and was Chair of the Patient Care, Quality and Safety Committee. Currently, Ms. Sullivan serves on the Board of Directors of BJC HealthCare in St. Louis, where she is also a member of Civic Progress and a member of the Enterprise Holdings, Inc. Board of Directors. In addition, Ms. Sullivan serves on the boards of the Two Ten Footwear Foundation, the Footwear Distributors and Retailers of America (FDRA), and the Fashion Footwear Association of New York (FFANY) and on the Advisory Board of the Jay H. Baker Retailing Center, The Wharton School, University of Pennsylvania.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2014

RONALD A. FROMM, 61, has been our Chairman of the Board of Directors since 1999. From 1999 through 2011, he also served as our Chief Executive Officer, and from 1999 until 2004, he also served as our President. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division and, prior to that time, served as its Chief Financial Officer. He currently serves as Chairman Emeritus and member of the Board of Directors of the Footwear Distributors and Retailers of America (FDRA), past Chairman and current member of the Board of Directors of the Fashion Footwear Association of New York (FFANY), and past Chairman and current member of the Board of Directors of the Two Ten Footwear Foundation. Mr. Fromm’s various roles at the Company, including over a decade as chief executive and chairman of the board, along with his position as president for a wholesale division and chief financial officer of our largest retail division, have provided him with first-hand experience in both our retail and wholesale operations. His active leadership in footwear industry groups and recognition by these groups and the media as an industry leader brings added value to the board.
STEVEN W. KORN, 58, has been a director since 2004. Since June 2011, Mr. Korn has served as the
President and Chief Executive Officer of Radio Free Europe/Radio Liberty, Inc. From September
2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a
position he held starting in 1996. Previously, he served as the Vice President, General Counsel and
Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr.
Korn currently serves on the boards of Vassar College and Precision IR Group. Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.
PATRICIA G. McGINNIS, 64, has been a director since 1999. She is currently a Professor of Practice at George Washington University’s School of Public Policy and Public Administration since August 2011 and previously was Professor of Practice at Georgetown University’s Public Policy Institute from August 2009 to August 2011. From 1994 through 2008, she served as the President and Chief Executive Officer of the nonpartisan, nonprofit Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. From 1982 until 1994, she was a founder and principal at the FMR Group, a public affairs consulting firm. She serves as a member of the Board of Trustees of Logistics Management Institute (LMI), a government consulting firm, and the board of directors of the Congressional Management Foundation. She is an elected Fellow of the National Academy of Public Administration. She brings many years of experience in public policy and public affairs, both as the leader of organizations and as a management consultant to leaders of other organizations, including through the consulting firm she founded. Her experience in the private and public sectors, along with her experience as a writer and speaker on leadership, provides her with an extensive understanding of governmental oversight, accountability, and leadership development.

PROPOSAL 2 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants

Ratification of Ernst  & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending February 2, 2013. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP will have an opportunity to, but have informed us that they do not plan to, make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During 2011 and 2010, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2011 Fees	2010 Fees
Audit Fees	$1,400,894	$1,160,375
Audit-Related Fees(1)	64,598	354,507
Tax Fees(2)	211,238	192,052
All Other Fees	—	—

Total	$1,676,730	$1,706,934

(1)	The audit-related services performed in 2011 and 2010 include audits of our employee benefit plans, and the audit-related services performed in 2010 also include an internal controls review in connection with the implementation of our integrated enterprise resource planning information technology systems and due diligence services on completed and potential acquisitions.

(2)	The tax services in 2011 and 2010 included tax compliance (including preparation and/or review of tax returns), tax planning and tax advice, including assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In 2011, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC, whether the services are consistent with the SEC’s rules on auditor independence, and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings, and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. Management is primarily responsible for the consolidated financial statements and reporting processes, including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The Company’s independent registered public accountants also provided to the committee the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication With Audit Committees Concerning Independence. The committee discussed with the independent registered public accountants that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, among other things. The committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 28, 2012 for filing with the SEC. The committee has retained Ernst & Young LLP as the Company’s independent registered public accountants for 2012.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee

Hal J. Upbin, Chair

Steven W. Korn

Mario L. Baeza

Mahendra R. Gupta

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our Named Executive Officers (“NEOs”), who are identified below:

•	Diane M. Sullivan, President and Chief Executive Officer since May 26, 2011 (formerly President and Chief Operating Officer until May 26, 2011)

•	Ronald A. Fromm, Chairman of the Board (formerly Chairman of the Board and Chief Executive Officer until May 26, 2011)

•	Mark E. Hood, Senior Vice President and Chief Financial Officer

•	Richard M. Ausick, Division President — Retail

•	Douglas W. Koch, Senior Vice President and Chief Talent and Strategy Officer

•	John W. Schmidt, Division President — Wholesale, Better and Image Brands

Executive Summary

Executive Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) oversees the design, development and implementation of our executive compensation program. The Committee’s philosophical approach is to (a) attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, (b) encourage and reward superior performance with opportunities for additional compensation, and (c) facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value. The Committee determines the compensation of our executives in the first quarter of each year, considering the performance of the individual executives, the Company’s consolidated financial results and, where appropriate, the financial results of individual business units during the prior year. References to years in this CD&A refer to fiscal years.

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through the following compensation elements:

•	A fair and competitive base salary.

•

An annual incentive plan award opportunity payable in cash in connection with achieving short-term annual performance goals consistent with our strategic objectives and individual performance initiatives.

•

Long-term incentive performance awards that are payable in cash, stock or a combination of cash and stock, are subject to the achievement of performance metrics over a three-year performance period, and reward the long-term performance and loyalty of our executives.

•

Restricted stock or option awards with long-term time-based vesting that reward the individual performance of our executives, promote the retention of our valued executive talent and align our executives’ interests with our shareholders’ interests.

2011 Performance

Overall, 2011 was a year of transition for us. We experienced an increase in our Wholesale Operations net sales as a result of the acquisition of American Sporting Goods Corporation (“ASG”), which was partially offset by declines in net sales at both our Famous Footwear and Specialty Retail segments. Despite the overall increase in net sales, we experienced a decline in gross profit and operating earnings due to several factors, including: (a) a significant decline in the sale of toning footwear, (b) significant restructuring and other charges related to our portfolio realignment, (c) continued efforts to stabilize our ERP system that went live in December 2010 and (d) costs related to the acquisition and integration of ASG.

The following is a summary of the financial highlights for 2011:

•

Consolidated net sales increased $78.7 million, or 3.1%, to $2.6 billion in 2011 compared to $2.5 billion last year. Net sales of our Wholesale Operations segment increased $116.5 million, while our Famous Footwear and Specialty Retail segments decreased $30.2 million and $7.6 million, respectively.

•	Consolidated operating earnings were $35.6 million in 2011 compared to $72.7 million last year.

•	Consolidated net earnings attributable to Brown Shoe Company, Inc. were $24.6 million, or $0.56 per diluted share, in 2011 compared to $37.2 million, or $0.85 per diluted share, last year.

In response to these challenges, the Company has remained committed to its efforts to focus on growing its brands within the three macro-consumer platforms of Family, Healthy Living and Contemporary Fashion. To enhance this focus and accelerate our portfolio evolution, we are exiting underperforming businesses and those businesses not aligned with our strategic goals and financial criteria. We believe that this portfolio realignment will help us to assure the improvement in long-term shareholder returns. While our portfolio realignment initiatives will continue into 2012, we believe the challenges and costs incurred in 2011 related to these items and the stabilization of our ERP system have helped us in building a stronger foundation for 2012.

Additionally, the Company experienced a transition in top management in 2011 as Ms. Sullivan assumed the role of President and Chief Executive Officer in May 2011. Also on that date, Mr. Fromm began serving as a non-executive employee Chairman of the Board of the Company.

Summary of 2011 Compensation Decisions

The Company experienced strong financial performance in 2010 with consolidated net sales increasing 11.7% and earnings per share increasing by approximately four times. Based on the Company’s 2010 performance, and in keeping with the compensation philosophy described above, in March 2011, the Committee approved the actions set forth below with respect to 2011 compensation. Some of the compensation components (such as base salary) were not impacted by the Company’s financial performance in 2011, and other components (such as the annual incentive plan awards and the long-term performance awards) were impacted by the Company’s financial performance in 2011:

•

Increasing salary by an average of 2.4% for executives and NEOs, except Ronald A. Fromm, our Chief Executive Officer at the beginning of 2011, which was slightly lower than the average salary increase across the Company and below the majority of similarly sized public companies. This modest increase reflects the Company’s (a) recognition of our NEOs’ dedicated efforts to ensure the success of the Company in the face of a troubled world economy, (b) emphasis on pay for performance and (c) attempts to achieve internal equity with respect to compensation throughout the ranks of its employees by aligning the increases in the NEOs’ base salaries with the expected increases in its other employees’ base salaries.

•

Not increasing the salary of Ronald A. Fromm, our Chief Executive Officer at the beginning of 2011, and increasing the salary of Diane M. Sullivan upon the announcement of her appointment as Chief Executive Officer to reflect her promotion; at the same time, the increase in Ms. Sullivan’s salary resulted in a 2011 base salary that was below the median of our peer group and lower than the salary of the former Chief Executive Officer to reflect her shorter tenure in the Chief Executive Officer role with the Company.

•

Continuing to limit participation in the Company’s annual incentive plan to those associates at a leadership level, which continues to be consistent with the practices of our peer group and competitors.

•

Subjecting the payouts under the annual incentive plan awards and the long-term performance awards to challenging performance criteria, such as EPS and other appropriate metrics, including a capital efficiency metric.

•

Continuing to structure annual incentive plan awards so that payouts are dependent on Company performance (and division performance) as well as achievement of personal objectives, which, in light of the Company’s financial performance being below expectations in 2011, resulted in no payouts being made for 2011.

•	Granting awards of restricted stock with long-term vesting periods to retain talent and to recognize individual performance.

•	Using an updated peer group for comparative purposes in determining compensation practices and levels, better reflecting our size and competitors for talent.

•	Maintaining clawback provisions in long-term performance awards and forfeiture provisions in annual incentive plan awards.

•	Maintaining competitive stock ownership guidelines for executives.

For a detailed discussion of the 2011 compensation elements and the Committee’s decision making process, please see the section below entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011?”

Say on Pay

The Company believes that it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their non-binding advisory votes on the executive compensation paid to our NEOs and will continue to consider the outcome of the votes when making future compensation decisions for NEOs. In 2011, the shareholders overwhelmingly approved the Company’s executive compensation. Consequently, the Company’s 2012 compensation policies and decisions are consistent with the policies and decision-making criteria used last year. Please see the section below entitled “Executive Compensation Program – What are the compensation levels for 2012?” for additional information regarding the compensation decisions made this year.

Executive Compensation Program

What are the objectives of our executive compensation program?

The principle objectives of our executive compensation program are to sustain our talent pool by:

•	Paying for performance without encouraging inappropriate or excessive risk taking.

•	Aligning executives’ interests with shareholders’ interests.

•	Attracting, retaining and motivating talented executive leadership by programs that consider, but are not determined by, market practice.

What are the key elements of our 2011 executive compensation program?

The key elements for our NEOs’ 2011 compensation, including those elements that are set annually (noted with asterisk (*)) as to each NEO, are indicated in the following table. Each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement with the related table and/or discussion identified in the right-hand column below:

Compensation Element	Primary Purpose	Key Features	Cross-Reference to Other Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table

Annual Incentive Plan Award*	Reward both short-term financial performance and individual operating performance consistent with strategic objectives.	Target cash award opportunity based on a percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted EPS required, and the maximum payout opportunity is a multiple of the target cash award value (subject to Compensation Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Business Conduct.	Summary Compensation Table and Grants of Plan-Based Awards Table

Long-Term Performance Award*	Encourage continued high level, long-term performance and retention of talent.	Performance awards payable in cash and/or shares using pre-established metrics and a range of potential payout opportunities based on a three-year performance period. Minimum Cumulative Adjusted EPS required, and maximum payout opportunity is a multiple of the target award(s) granted. Subject to clawback if restatement due to malfeasance.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with cliff vesting (typically four years) based on service.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Summary Compensation Table and Retirement Plans – Pension Benefits Table and Non-Qualified Deferred Compensation Table.

Does the Committee use a compensation consultant?

The Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as the Committee’s independent compensation consultant. A representative of Meridian attended five of the Committee’s six meetings in 2011 and reports directly to the Committee. Among other matters, Meridian advises the Committee regarding:

•	Executive compensation practices and trends.

•	Best practices regarding short-term and long-term incentive plan design.

•	The appropriate mix and amounts for compensation elements to achieve Company objectives.

•	Shareholder perspectives and concerns related to executive compensation and Say on Pay recommendations.

•	Selecting the appropriate peer group and development of peer group data.

•	Compensation market values as a result of a detailed market study for key senior executives.

•	Technical developments and regulatory requirements impacting executive pay.

Additionally, in 2012, the Committee also engaged Towers Watson to provide comparative peer group data specific to the Chief Executive Officer role.

What is the role of management in determining compensation?

Our Chief Executive Officer assists the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Vice President, Total Rewards and our Senior Vice President and Chief Talent and Strategy Officer. The Chief Executive Officer’s recommended levels for base salary, annual incentive plan awards, long-term performance awards and equity grants are provided to the Committee, along with the Chief Executive Officer’s relative value ranking for the other NEOs, the individual performance rating levels in connection with the prescribed Company-wide evaluation process, and median market values provided by the Company’s compensation consultant.

In addition, based on our business plan and prior year performance, management develops the performance metrics, plan goals, and range of performance and payout levels to be used for our annual incentive plan awards and long-term performance awards and provides this information to the Committee for its review. Both our Chief Executive Officer and Senior Vice President and Chief Talent and Strategy Officer are present at the Committee’s first meeting of each year to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee. The Committee discusses these recommendations with the Chief Executive Officer and also meets in executive session. The Committee generally gives considerable weight to management’s recommendations but exercises its independent discretion to accept, reject or modify these recommendations.

Who evaluates the Chief Executive Officer’s performance?

Our Governance and Nominating Committee is responsible for evaluating our Chief Executive Officer’s performance and utilizes a formal evaluation process administered by the Senior Vice President and Chief Talent and Strategy Officer. This performance appraisal considers the Chief Executive Officer’s performance in the areas of organizational leadership, financial results, and board governance and includes a survey of all members of the board. When evaluating the Chief Executive Officer’s performance, the Governance and Nominating Committee meets in executive session without management present although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Compensation Committee reviews and determines the Chief Executive Officer’s compensation in executive session.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs at the first meeting of each year when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews overall structure and elements of compensation.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine appropriate executive compensation with most information provided by the Company’s Vice President, Total Rewards. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from its compensation consultant and utilizes other published compensation data. In connection with the first meeting of each year, management furnishes to the Committee supplemental historical information in tabular form for each of the NEOs, including historical salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership. Peer group median data and the range of recommended compensation from the peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

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For each executive: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives and personal contributions (based upon management reports); scope of responsibilities; long-term career goals; and, if applicable, anticipated retirement.

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For the NEOs as a group: equity among the executive group with each NEO to have a significant portion of compensation to be variable “at risk” pay tied to both short-term and long-term performance-based incentives and with a greater percentage of compensation being at risk as scope of responsibilities increase.

•

Peer group data at the median level compared to the current market value of each key element and the total package value (as described below). The Company commissions a market study every few years; and survey data is used for comparison purposes.

•	Prior year Company financial performance and current stock price.

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Number of shares available for grant under our incentive plan, a calculation of the current run rate for equity grants and the total “overhang” based on outstanding awards and dilution that would result from proposed awards.

•	The Company’s strategic direction and financial position, current year budget and projections.

•	Potential risk of the proposed award program.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

•	The need to retain the Company’s key employees.

•	Our Chief Executive Officer’s recommendations and performance ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority for these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for developing a compensation program that is aligned with our business objectives and provide the right performance incentives.

For performance-based compensation elements, such as our annual incentive plan awards and long-term performance awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts. Although the Committee considers the performance goal levels within management’s operating plan, its focus in reviewing recommendations for annual incentive plan awards and long-term performance awards is to set performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers both the metrics selected and plan goal levels as significant measures of executive efforts in managing the Company consistent with its business strategy and operating plans and in the best interests of shareholders.

How does the Company manage risk through its compensation program?

We believe that our compensation program also discourages our executives from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

•	Provides a mix of fixed compensation (salary) versus variable or “at risk” compensation.

•	Strikes a balance between the use of short-term incentives and longer-term incentives.

•	Aligns executive management’s interests with those of our shareholders.

•	Uses incentives that are consistent with our short-term and longer-term strategic initiatives.

•

Uses multi-year performance vesting with respect to long-term performance awards and multi-year time vesting with respect to restricted stock awards, which requires long-term commitment on the part of our executives.

•	Contains forfeiture provisions that apply if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct.

•	Grants to the Committee the right to exercise negative discretion to reduce annual incentive award payouts and long-term performance award payouts based on the quality of the Company’s earnings.

•

Includes a clawback provision in long-term performance awards as a risk mitigator, providing that the Committee may require that any holder of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award.

•	Includes executive stock ownership guidelines.

How did the Committee set the NEOs’ compensation for 2011?

Overview.    To develop compensation packages for the NEOs for 2011, the Committee considered current and long-term compensation and used a market valuation analysis to review those elements that it reviews annually, namely the base salary, annual incentive plan award, long-term performance award, and equity award.

With the change in Chief Executive Officer leadership, Meridian worked extensively with the Compensation Committee, as well as our Vice President, Total Rewards and our Senior Vice President and Chief Talent and Strategy Officer, to provide guidance as to market practices in determining the appropriate levels of pay for Mr. Fromm as he transitioned into his new role with the Company and Ms. Sullivan as she was promoted to the role of President and Chief Executive Officer.

While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group is consistent with our objectives. To the extent the Committee considered peer group data when setting 2011 compensation, the Committee reviewed the data available for comparable positions at such peer companies for each of the NEOs.

Fiscal 2011 Grant Date Market Analysis. The Committee used competitive market data to enable comparison with peer group data and to assess relative compensation levels among key executives. The March 2011 market study, summarized in the table below, shows base salary at the approved annual level and the market value of other elements. These market values assume that target level performance will be achieved during the performance period. The general principle behind the valuation method used was to arrive at a figure that corresponds as closely as possible to the economic annualized value of the award on the date of the grant. Additional information on the elements of long-term compensation is included in the table entitled “Total Long-Term Compensation Opportunity — Fiscal 2011 Compared to Fiscal 2010” in this CD&A.

Fiscal 2011 Grant Date Market Analysis

	Annual Opportunity			Long-Term Opportunity			Total 2011 Opportunity
		Annual Cash Incentive			Long-Term Performance Awards				2011 Increase Over (Decrease From) Total 2010 Market Value(5)
		Target Award as a Percent				Total Long-Term
	Annualized Base Salary Level($)(1)			Restricted Stock				Percent Above (Below) Median Market Value(4)
		of Base	Target Value($)(2)		Target	Target	Target		Dollar	Percent
Name		Salary		Value($)(3)	Value($)(3)	Value($)(3)	Value($)(3)		Change($)	Change
Diane M. Sullivan	$800,000	90%	$693,846	$925,825	$645,800	$1,571,625	$3,065,471	26.8%	$559,744	22.3%
Ronald A. Fromm	500,000	100%	617,692	1,497,375	—	1,497,375	2,615,067	(35.7)%	(669,267)	(20.4)%
Mark E. Hood	385,000	65%	250,250	266,000	282,000	548,000	1,183,250	(12.9)%	86,880	7.9%
Richard M. Ausick	520,000	65%	338,000	266,000	282,000	548,000	1,406,000	(26.3)%	174,754	11.7%
Douglas W. Koch	400,000	60%	240,000	342,000	282,000	624,000	1,264,000	39.9%	154,862	14.0%
John W. Schmidt	440,000	50%	220,000	152,000	282,000	434,000	1,094,000	34.5%	241,620	28.3%

(1)	On May 26, 2011, Mr. Fromm retired as the Chief Executive Officer, and Ms. Sullivan assumed that role. In connection with these management changes, effective May 29, 2011, Mr. Fromm’s 2011 base salary was decreased from $860,000 to $500,000, resulting in an actual base salary for 2011 of $617,692, and Ms. Sullivan’s 2011 base salary was increased on January 9, 2011 from $742,000 to $800,000, resulting in an actual base salary for 2011 of $800,000. As a result of the mid-year change in the roles of Mr. Fromm and Ms. Sullivan, the market values were calculated assuming that they retained their former executive positions as Chief Executive Officer and Chief Operating Officer, respectively. All other NEOs’ experienced an average salary increase of 2.97%.

(2)	For this table, the annual cash incentive was assumed to be paid at the target percentage of base salary.

(3)	The estimated value for long-term performance awards and restricted stock awards was determined using a per share price of $13.19, representing the average of the high and the low share prices for the period from June 17, 2010 through December 17, 2010. Approximately half of the long-term performance award, if earned, is payable in cash with the remaining amount payable in shares of Company stock. For restricted stock awards, the actual market value (average of high and low prices) on the grant approval date was $15.20 for Messrs. Hood, Ausick, Koch and Schmidt; for the long-term performance shares, the actual market value on the grant approval date was $15.20 for all NEOs. Ms. Sullivan received two grants of restricted stock in 2011 (the grant on March 3, 2011 was at $15.20, and the May 26, 2011 grant was at $10.41); both are reflected on this table. The approval of Mr. Fromm’s grant of restricted stock occurred on January 7, 2011 at $13.31.

(4)	As a result of the mid-year change in the roles of Mr. Fromm and Ms. Sullivan (as described in Note 1 above), the percent above (below) median market values was calculated assuming that they retained their former executive positions as Chief Executive Officer and Chief Operating Officer, respectively.

(5)	For purposes of calculating the change in market value of the Total 2011 Opportunity over the Total 2010 Opportunity, the 2010 total market value was based on a comparable grant date market analysis considered by the Committee in March 2010. For the 2010 analysis, the estimated value for long-term performance awards and equity grants was determined using a per share price of $12.25, representing the average of the high and the low share prices for the period from of January 14, 2010 through February 15, 2010.

Compensation Mix 2011.    Based on the target market valuations used by the Committee and set forth in the preceding table, the following graphs show percentage allocations for each NEO based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (annual incentive plan awards, long-term performance awards and equity awards). This data also reflects that the most senior executives with the greatest scope of job responsibilities have an increasing percentage of compensation that is performance-based rather than fixed with base salary representing no more than 40% of the assumed total target compensation opportunity for any NEO:

Base Salary.    In February 2011, the Committee determined that the NEOs and other executive officers of the Company, excluding Mr. Fromm, the then current Chief Executive Officer, would receive an average merit increase of 2.4% for 2011. This increase was consistent with base salary increases throughout the Company. The average NEO increase was 1.26%, but this lower percentage is a reflection of the fact that Mr. Fromm did not receive an increase due to the upcoming executive leadership changes. While Ms. Sullivan’s base salary is below market for the role, it was considered an appropriate level given her relatively short time in the position.

Annual Incentive Plan Award.    For 2011, the Committee made several changes to the annual incentive plan award (stated as a percentage of base salary) for several of the NEOs. In approving these percentages, the Committee was provided with peer data indicating that the annual incentive plan award percentages of salary for the NEOs were within a range of 16.4% below to even with the peer median percentage of salary. As to the comparability of the 2011 target cash payout for our NEOs based on the annual incentive percentages awarded, the market values shown in the Fiscal 2011 Grant Date Market Analysis above were within a range of 29.1% below to 5.4% above the peer median market value. In setting these percentages, the Committee focused on the peer median percentage of salary as distinguished from the peer median cash market value for annual incentives. The annual incentive plan award target percentages and the cash payout amounts based on meeting plan performance are set forth in the Fiscal 2011 Grant Date Market Analysis table above.

The Committee decided to continue to use Adjusted EPS (which is defined as consolidated diluted earnings per share, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric for all annual incentive plan awards. The Committee continues to use Adjusted EPS as the primary metric because it is the performance measure most closely followed by shareholders and is a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation.

The second metric varies depending on the particular award and is either net sales for employees of the revenue producing units or a capital efficiency metric for corporate and governance employees (applicable to our NEOs at that date). The capital efficiency metric selected for the corporate and governance employees was Adjusted EBITDA as a Percentage of Average Net Assets. For purposes of the second metric, EBITDA (defined as Earnings Before Interest, Taxes, Depreciation and Amortization for the period) is subject to adjustment to exclude special charges and recoveries. Average Net Assets is calculated as the average of each month-end balance for Net Assets during the period with Net Assets being calculated as the sum of working capital, property and equipment, net and capitalized software, net. This second metric is referred to herein as “EBITDA/Net Assets” and was selected because it is a commonly used metric for profitability that is closely associated with cash management and, therefore, captures whether the Company is improving earnings by using capital efficiently.

Our annual incentive plan awards are earned based on the achievement of challenging business performance goals. The 2011 metrics were Adjusted EPS and either EBITDA/Net Assets for corporate and governance employees or a division level performance measure (net sales) for revenue producing unit employees, all of which were based primarily on the Company’s operating budget for the year. The Committee also identified a minimum level of both Adjusted EPS and division net sales that must be met in order to generate any payout as well as a performance level for each that, if achieved, results in the maximum potential payout. We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. Additionally, the Committee again included a forfeiture condition, which provides that the annual incentive award will be forfeitable prior to payment if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct. In addition to Company or division financial performance, any payout is based, in part, on achievement of individual goals established in the regular course of our performance review process, and the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings.

The following table provides information about the range of performance levels and the potential payouts for the annual incentive plan awards for the NEOs approved by the Committee in March 2011:

Annual Corporate and Governance Incentive 2011

			Award Payout Percentage if Adjusted EBITDA/ Net Assets is:
	Adjusted EPS	Adjusted EPS Performance as a % of Plan Goal	Up to 36.4% (Plan Goal Less 4% or More)	40.4% (Plan Goal)	50.4% or More (Plan Goal Plus 10% or More)
Minimum Adjusted EPS Performance	$1.26	85%	30%	50%	75%
Adjusted EPS to Receive 100% Payout	$1.48	100%	80%	100%	125%
Adjusted EPS to Receive Maximum Payout	$2.05	140%	180%	200%	200%
Actual 2011 Adjusted EPS (1)	$0.70	47%	—	—	—

(1)	In March 2012, management presented its calculation of 2011 Adjusted EPS and Adjusted EBITDA/Average Net Assets, both of which excluded costs related to our business exit cost reductions, ASG acquisition and integration related costs, and loss on early extinguishment of debt and the gain on sale of The Basketball Marketing Company, Inc. (AND 1). Based on the levels achieved, the Committee determined that no 2011 annual incentive plan awards were earned.

Long-Term Compensation.

Process for Calculating Share Award Levels.    In preparing its recommendations regarding long-term compensation awards (consisting of long-term performance awards and/or awards of restricted stock), consistent with past practice, management focused first on setting a target current market value for the aggregate long-term compensation for Ms. Sullivan and then allocated approximately 50% of the value to be issued as a long-term performance award (with potential payouts of such long-term performance award being approximately half in cash and half in shares of Company stock) and 50% of the value to be issued as restricted stock. The next step was to divide the proposed market value by a per share value to determine the number of long-term performance shares and restricted shares of stock to be granted to Ms. Sullivan. The long-term compensation award levels were then set for other senior executives as a percentage of the levels granted to Ms. Sullivan with consideration to achieving internal pay equity among this group.

Award Levels and Long-Term Market Value.    The following table shows how the total long-term compensation awards for 2011 compared to the 2011 peer group medians as well as the Committee’s 2010 market value estimates with additional detail on these amounts provided in the “Fiscal 2011 Grant Date Market Analysis” table and notes within this CD&A.

Total Long-Term Compensation Opportunity — Fiscal 2011 Compared to Fiscal 2010

	Fiscal 2011						Fiscal 2010	2011 over 2010
	Long-Term Performance Shares	Long-Term Performance Cash($)	Restricted Stock	Total Long-Term			Total Long-Term	Change in Total Long-Term Market Value
Name	Target Number of Shares	Target Cash	Number of Shares	Assumed Target Market Value ($)(1)	Percent of Total Compensation Opportunity	Percent Above (Below) Median Market Value	Assumed Target Market Value ($)(2)	Dollar Change	Percent Change
Diane M. Sullivan	22,750	$300,000	68,000	$1,571,625	51%	39.8%	$1,169,722	$401,903	34.4%
Ronald A. Fromm	—	—	112,500	1,497,375	57%	(28.4)%	1,564,334	(66,959)	(4.3)%
Mark E. Hood	10,000	130,000	17,500	548,000	46%	2.0%	491,130	56,870	11.6%
Richard M. Ausick	10,000	130,000	17,500	548,000	39%	(30.0)%	458,246	89,754	19.6%
Douglas W. Koch	10,000	130,000	22,500	624,000	49%	102.5%	491,130	132,870	27.1%
John W. Schmidt	10,000	130,000	10,000	434,000	40%	71.5%	N/A	N/A	N/A

(1)	The estimated value for long-term performance awards and restricted stock awards was determined using a per share price of $13.19, representing the average of the high and the low share prices for the period from June 17, 2010 through December 17, 2010. Approximately half of the long-term performance award, if earned, is payable in cash with the remaining amount payable in shares of Company stock. For restricted stock awards, the actual market value (average of high and low prices) on the grant approval date was $15.20 for Messrs. Hood, Ausick, Koch and Schmidt; for the long-term performance shares, the actual market value on the grant approval date was $15.20 for all NEOs. Ms. Sullivan received two grants of restricted stock in 2011 (the grant on March 3, 2011 was at $15.20, and the May 26, 2011 grant was at $10.41); both are reflected on this table. The approval of Mr. Fromm’s grant of restricted stock occurred on January 7, 2011 at $13.31.

(2)	The estimated value for long-term performance awards and restricted stock awards was determined using a per share price of $12.25, representing the average of the high and the low share prices for the period from January 14, 2010 through February 15, 2010. Approximately half of the long-term performance award, if earned, is payable in cash with the remaining amount payable in shares of Company stock. For restricted stock awards and long-term performance shares, the actual market value (average of high and low prices) on the grant approval date was $13.99.

Long-Term Performance Award.    The Committee determined that the long-term performance award would be payable in cash and stock and would continue to be subject to satisfying performance metrics over a three-year performance period, using cumulative Adjusted EPS as the primary metric. As in prior years, a three-year performance period was used so that the NEOs would have overlapping performance awards. In recognition of the difficulty of forecasting long-term in the then-current uncertain environment, and in an attempt to allow these awards to keep their incentive value for the full performance period, the Committee approved a payout range providing a payout opportunity if the Company’s three-year cumulative Adjusted EPS performance was within a range of 70% to 120% of the established goal for Adjusted EPS. Subject to meeting the minimum cumulative Adjusted EPS and depending on EBITDA/Net Assets performance, the payout could be as low as 10% of the target award and as high as 150% of the target award.

When these goals were set, the Committee believed they would be difficult to meet and would require concentrated and sustained focus by the NEOs to improve earnings and manage the Company’s capital investments, especially in the near-term. The Committee set the performance goal levels for this award after considering, and primarily based upon, the Company’s multi-year business plan. The Committee also identified a minimum level of performance that must be met in order to generate any payout as well as a performance level that, if achieved, would result in the maximum potential payout. We used interpolation to determine the exact payout percentage; as a result, there were multiple combinations of the metrics that could result in payment of 150% (the maximum) of the target award.

The awards also include a clawback provision as a risk mitigator, providing that the Committee may require that any holder of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award. The Committee also retained the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

Restricted Stock Awards.    In March 2011, we granted restricted stock awards to our NEOs with service-based cliff-vesting at the end of the fourth year. Additionally, Ms. Sullivan received an additional restricted stock grant effective with her promotion to President and Chief Executive Officer on May 26, 2011. The Committee determined grant levels for the other NEOs equal to a fraction of the Chief Executive Officer’s grant level. The Committee based the amount of equity awards granted on a six-month average share price rather than a current share price at the time of grant.

Prior to vesting, the holder receives dividends and has voting rights. The Committee approved restricted stock grants for the NEOs (excluding Mr. Fromm) in 2011 in amounts that had a current market value that was approximately equal to 50% of the total long-term compensation opportunity granted.

Although all of our NEOs have outstanding stock options in connection with prior grants (see table of Outstanding Equity Awards at Fiscal Year-End), no stock options were awarded in 2011.

Was there a payout on the 2009 long-term performance award, which had a performance period ending with 2011?

Yes, the 2009 long-term performance award, which had a performance period of 2009 to 2011, used cumulative Adjusted EPS as the primary metric and Adjusted EBITDA/Net Assets as the second metric. The minimum Adjusted EPS for any payout was set at $0.88, with different payout rates based on a range of Adjusted EBITDA/Net Assets. For this performance period, cumulative Adjusted EPS was $2.04, and Adjusted EBITDA/Net Assets was 25.3%, reflecting adjustments made at the Committee’s discretion. Accordingly, a payout of 150% was approved on March 9, 2012.

How does the Company provide NEOs with post-retirement income replacement?

To attract and retain employees, including NEOs, the Company maintains several plans that provide post-employment benefits:

Pension Plan. We offer a broad-based tax-qualified defined benefit pension plan to substantially all employees. Participants who have completed five continuous years of employment with us are vested and earn the right to receive unreduced benefits upon retirement at age 65 or later and a reduced benefit upon retirement between the ages of 55 and 65. The benefit available increases with service and age.

Supplemental Executive Retirement Plan.    All of our NEOs participate in our Supplemental Executive Retirement Program (“SERP”), which is an excess retirement plan that allows the participant to receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the benefit limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused and have particular significance for the SERP because it is an unfunded plan. For SERP participants with less than five years of service, the change in control provision results in an acceleration of benefits that otherwise would vest only after five years of service; for certain long-term participants, the change-in-control provision also results in enhanced retirement benefits. For further details on the SERP, see the discussion under “Executive Compensation – Retirement Plans – Supplemental Executive Retirement Plan (SERP)” below.

401(k) Savings Plan.    Substantially all of our salaried employees are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan, and we consider this to be a basic benefit. The Company partially matches employee contributions up to 6% of salary; and this matching contribution is not available to the employee until termination or retirement.

Deferred Compensation Plan.    The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and 100% of annual incentive plan awards. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs (other than Mr. Fromm and Mr. Schmidt), we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. These executive severance agreements provide that in the event of a termination not related to a change of control, the NEO shall receive payment of the current year’s annual incentive plan award based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive plan award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits.

The change in control benefits in the NEOs’ executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. For certain executives with legacy agreements, a modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination that are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

On January 7, 2011, Mr. Fromm executed a new employment agreement pursuant to which, effective May 29, 2011, Mr. Fromm would receive, upon the termination of his employment without cause or in connection with his death or disability, his base salary through May 26, 2013; full accelerated vesting for stock options and restricted stock; medical and dental benefits; and a cash payment for the fair market value of any long-term performance awards. For additional information regarding our executive severance agreements and Mr. Fromm’s employment agreement, please see “Executive Compensation – Payments on Termination and Change in Control” below.

The principal purpose of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented so that the executives can guide the Company through the completion of the transaction or still serve the Company should the transaction not be completed.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

Which perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 7 to that table. The perquisites used by our NEOs and which are not otherwise available to all employees include:

•

Personal Use of the Company Plane:    Our NEOs are authorized to use the Company’s plane for personal use subject to availability and prior approval of our Chief Executive Officer. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

•

Executive Disability:    Our NEOs and certain other executives receive additional disability insurance that potentially covers base salary reimbursement as a supplement to the coverage of the general Company sponsored plan.

•

Financial and Tax Planning Services:    Our Chief Executive Officer and our Chairman are reimbursed up to $20,000, and all other NEOs and certain other executives are reimbursed up to $5,000, for financial planning and tax assistance services to assure accurate reporting of equity award compensation and develop a plan to comply with stock ownership guidelines.

•

Club Membership:    Our NEOs and a limited number of other executives are provided with club memberships to provide access to private facilities for business purposes. Total personal usage is not to exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues. In 2011, the aggregate personal benefit to our NEOs for Company-paid club memberships was less than $200.

We provide relocation assistance to employees who are required to move to join the Company or are requested to move by the Company. All relocated employees receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels.

Which market or peer group data was used to determine 2011 compensation?

The Total Rewards department has historically commissioned its independent compensation consultant every few years to prepare a market study with peer group information, reflecting selective job-by-job comparative market data to a peer group. We consider our peers to include primarily public footwear and retail businesses of similar size and net sales with which the Company competes for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis) and, for particular positions within the comparator companies, whether there was an appropriate job position for comparison.

At the Company’s request, Hewitt Associates LLC and Meridian prepared a market study to be used in the consideration of 2010 compensation for the NEOs. The peer group used for the 2010 study was proposed by management and reviewed by Meridian. The 2010 peer group for comparison purposes included 28 similarly sized footwear and retail companies (median sales of $1.66 billion, market value of $1.15 billion, total assets of $806.8 million, and 13,513 employees), two of whom were new to the peer group since the last completed study in late 2008, and was prepared using information from publicly available data. A representative of Meridian attended the Committee’s meeting in December 2010 to present the study and review compensation trends and developments, including new trends and significant changes then being considered by other companies and discussed by compensation professionals. The peer group was used by the Committee for compensation decisions for 2010.

In 2011, Meridian updated the peer group to reflect structure and ownership changes in some of the companies in our peer group, and this updated peer group, which is set forth below, was used by the Committee for compensation decisions for 2011 and 2012.

Abercrombie & Fitch

American Eagle Outfitters Inc.

Ann Inc. (formerly AnnTaylor

Stores Corporation)

Ascena Retail Group, Inc.

Charming Shoppes, Inc.

Chicos Fashion, Inc.

Collective Brands, Inc.

Dillard’s Inc.

DSW, Inc. Finish Line Inc. Foot Locker Inc. Genesco Inc. Jones Apparel Group Inc. K-Swiss Inc. Limited Brands Inc. Liz Claiborne Inc. Nordstrom Inc.	Phillips-Van Heusen Corporation Pier 1 Imports, Inc. Retail Ventures Inc. Ross Stores Inc. Shoe Carnival Inc. Skechers USA Inc. Stage Stores Inc Steven Madden, Ltd. Wolverine World Wide, Inc.

Does the Company have an anti-hedging policy?

When the Company next revises its Code of Business Conduct Policy, which it expects to occur in Spring 2012, the Company intends to include new language that prohibits the Company’s directors and executive officers from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The Company expects that the revised policy will also discourage all other employees from entering into hedging transactions related to the Company’s stock.

Do we have stock ownership requirements for our NEOs?

The Committee implemented stock ownership guidelines for certain executives, including our NEOs. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement
Chief Executive Officer	Ronald A. Fromm (until May 26, 2011)	5 x base salary
Chief Executive Officer	Diane M. Sullivan (since May 26, 2011)	5 x base salary
Chief Operating Officer	Diane M. Sullivan (until May 26, 2011)	3 x base salary
Chief Financial Officer	Mark E. Hood	2 x base salary
Division President – Retail	Richard M. Ausick	2 x base salary
Senior Vice President and Chief Talent and Strategy Officer	Douglas W. Koch	2 x base salary
Division President – Wholesale, Better and Image Brands	John W. Schmidt	2 x base salary

In February 2012, the Compensation Committee changed the stock ownership guidelines to require stock ownership of five times base salary for the Chief Executive Officer and two times base salary for all other executives.

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Ms. Sullivan will have until May 2014 to meet the minimum ownership guidelines for her new role as Chief Executive Officer. Mr. Schmidt will have until January 2013 to meet the minimum ownership guidelines for his new role as Division President, which became effective January 30, 2011. Based on a stock price of $13.19 (which was used to determine 2011 equity award levels), each of the NEOs subject to the minimum ownership guidelines is in compliance with the guidelines.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process. The Committee approved a practice for establishing the grant date for equity grants. Under this practice, the Committee makes annual awards of equity during the first quarter of each year, normally in advance of the annual earnings release, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee, the board of directors or the Chief Executive Officer (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under the (i) or (ii) above would not fall within an “open window” trading period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results.

Similarly, if the Committee, the board of directors or the Chief Executive Officer (as appropriate) makes special awards in connection with any new hire, retention, promotion and special recognition during an “open window” trading period, then the effective grant date will be the date of the grant. But, if the Committee, the board of directors or the Chief Executive Officer (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date.

By making grants during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such grants, both in the aggregate and with respect to individual executives. Additionally, by making the awards during the first quarter, such grants are coordinated with the annual incentive plan awards and annual salary adjustments.

Although our incentive stock plans specify that our Chief Executive Officer is authorized to grant individual equity awards up to 50,000 shares in any given year, since 2006 neither Mr. Fromm nor Ms. Sullivan has chosen to rely on that authorization and instead has presented all recommended awards to the Committee, including new hires and promotions. Our incentive stock plans prohibit repricing of stock options.

What are the compensation levels for 2012?

In February 2012, the Committee reviewed the Company’s executive compensation, including the metrics and targets used in calculating the performance-based elements of the compensation mix. In making its executive compensation decisions, the Committee considered both the Company’s underperformance in 2011 and the Company’s executive compensation objectives and philosophy described above under “Executive Summary – Executive Compensation Objectives and Philosophy.” Given the challenges of 2011, the Committee made the following determinations with respect to 2012 compensation:

•

The Committee approved an average 3.6% increase in the base salary of our executives and NEOs, excluding Ms. Sullivan, our Chief Executive Officer. This increase reflects the expected average increase in our employees’ salaries plus an additional adjustment with respect to certain executives’ compensation to reflect their new responsibilities and to more closely align their compensation with the peer group compensation data presented to the Committee.

•

The Company will continue to use adjusted EPS and adjusted EBITDA as a percentage of net assets as metrics for the annual incentive plan awards with the addition of a sales threshold for the consolidated business. The metrics for revenue producing units will continue to be adjusted EPS and targeted sales and will include an operating earnings metric in order to better incentivize executives to maximize profit.

•

With respect to the long-term performance awards granted in 2012, the Company will continue to use adjusted EPS as one metric but will replace adjusted EBITDA as a percentage of net assets, as the other metric, with sales growth to better ensure that the Company’s long-term focus is on growing its business.

•

Under the long-term performance awards granted in 2012, the Committee also approved raising the threshold payout opportunity from 10% to 30% and the maximum opportunity from 150% to 200%. These changes reflect the practice of our peer group and provide a more robust incentive to our executives in keeping with the challenging long-term financial objectives.

•

The Committee decided that, as a means of reducing compensation expense and aligning the timing of compensation increases with the timing of our performance reviews, the 2012 base salary increases and changes in the annual incentive plan awards will not take effect until July 2012.

•

Beginning in 2012, our NEOs and certain other executives will no longer receive reimbursement for certain disability insurance that potentially covers base salary reimbursement as a supplement to the coverage of the general Company sponsored plan.

For 2012, the Compensation Committee engaged Towers Watson to conduct an executive compensation study for our Chief Executive Officer position. The Committee asked Towers Watson to focus specifically on providing comparative peer group data for this position so that they could determine how competitive our total compensation package is for the role of Chief Executive Officer.

The following table indicates the target compensation levels for the NEOs who will be continuing in their positions for 2012 and certain additional comparative information regarding 2011 and 2012. The compensation amounts shown in the table represent a market analysis as of the date of grant. The 2012 market analysis values long-term performance shares issued under long-term performance awards and restricted stock granted based on a price per share of $9.18, which is the average of the high and low prices for our stock on the date of grant. The compensation amounts in this table reflect that fixed compensation (base salary) as a percent of total market value ranges from a low of 25% to a high of 100%; that performance-based compensation (annual incentive plan award plus long-term performance awards) as a percent of total market value ranges from a low of 0% to a high of 49%; and that aggregate long-term compensation as a percent of Total Market Value ranges from a low of 0% to a high of 53%. The foregoing percentages reflect Mr. Fromm’s compensation package, which consists of a base salary but no performance-based compensation or long-term compensation.

Fiscal 2012 Grant Date Market Analysis

	Annual Opportunity			Long-Term Opportunity					Total
	Annualized Base Salary	Annual Cash Incentive		Long-Term Performance Incentive			Restricted Stock		2012 Opportunity
		Target Award as a Percent of Base Salary(1)			Performance Award
Name	Market Value($)(1)		Target Market Value($)(2)	Cash Award Market Value($)(3)	Number of Units	Assumed Target Market Value($)(4)	Number of Shares	Assumed Market Value($)(4)	Assumed Target Market Value($)
Diane M. Sullivan	$813,462	90%	$732,116	$678,750	22,625	$886,448	90,500	830,790	$3,262,816
Ronald A. Fromm	500,000	—	—	—	—	—	—	—	500,000
Mark E. Hood	391,219	65%	254,292	187,500	6,250	244,875	25,000	229,500	1,119,886
Richard M. Ausick	536,154	65%	348,500	187,500	6,250	244,875	25,000	229,500	1,359,029
Douglas W. Koch	406,462	60%	243,877	187,500	6,250	244,875	25,000	229,500	1,124,714
John W. Schmidt	448,077	55%	236,288	187,500	6,250	244,875	25,000	229,500	1,158,740

(1)	The Compensation Committee approved merit increases and changes to the target annual incentive plan awards effective July 15, 2012. Mr. Schmidt’s target annual incentive plan award will increase from 50% to 55%, but the target annual incentive plan awards of the other NEOs remain unchanged.

(2)	For this table, annual cash incentive awards are assumed to be paid at the target percentage of prorated base salary. If the plan goal for cumulative Adjusted EPS is the highest level achieved, which would provide a payout of 200%, the following payout amounts would be made: Ms. Sullivan — $1,464,230, Mr. Fromm — $0, Mr. Hood — $508,585, Mr. Ausick — $697,000, Mr. Koch — $487,754 and Mr. Schmidt — $472,578.

(3)	For this table, the long-term performance awards are assumed to be paid at target level. For 2012, the Committee granted long-term performance awards with one-quarter of the market value to be calculated in units and payable in cash and three quarters of the market value to be payable in cash. The target cash component was set as follows: Ms. Sullivan — $678,750, Mr. Fromm — $0, Mr. Hood — $187,500, Mr. Ausick — $187,500, Mr. Koch — $187,500 and Mr. Schmidt — $187,500. The current estimated value of the target performance cash award and the target performance unit award, as shown in this table, was used by the Committee to allocate market value between awards and to determine award levels.

(4)	The estimated value for long-term performance awards and equity grants was determined using a per share price of $10.14, representing the average of the high and low prices for our stock over the course of 2011 in order to mitigate short-term fluctuations in the Company’s stock price.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1,000,000 limitation on the deduction an employer may claim for compensation of executive officers unless the compensation is performance-based. Both the annual incentive plan awards and the long-term performance awards are designed to use performance measures identified in the Incentive and Stock Compensation Plan of 2002 and the Incentive and Stock Compensation Plan of 2011, which have been approved by shareholders. In connection with the Committee’s approval of the incentive awards granted in 2011, the Committee selected metrics identified in the plans so that the issuance of shares or cash pursuant to those plans would come within the Section 162(m) exception for performance-based compensation and also reserved its right to exercise negative discretion and reduce awards based on individual performance and quality of earnings as allowed by the Section 162(m) exemption. To remain in compliance with the exception for performance-based compensation, all outstanding executive severance agreements with our NEOs were amended in 2010 to provide that following an involuntary or good reason termination, other than in connection with a change in control, any payout of the annual incentive plan award for the year of termination would be payable based on the degree of achievement and delayed until the Committee determines whether the award has been earned and is payable. With respect to restricted stock, the Company is able to take a deduction when the restriction for the applicable shares lapses.

For 2011, none of our NEOs had non-performance-based compensation that exceeded the annual $1,000,000 limitation under Section 162(m). The Committee considers it important to retain flexibility to design compensation programs that are in the best interest of the Company and the shareholders.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Compensation Committee

W. Patrick McGinnis, Chair

Patricia G. McGinnis

Michael F. Neidorff

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for 2011 to Ms. Sullivan, Mr. Fromm, Mr. Hood, and the other three most highly-compensated executive officers who were serving as executive officers as of January 28, 2012 (our “NEOs”). Additional information for 2009 and 2010 is provided for individuals who were NEOs for those years. The Company has entered into an executive severance agreement with each NEO (except Mr. Fromm and Mr. Schmidt), which provides for payments upon certain termination events and includes a non-compete covenant by the NEO. Mr. Fromm’s employment agreement also provides for payments upon certain termination events. These agreements and the potential payments thereunder are described in the section entitled “Estimate of Payments upon Termination and Change in Control.”

Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)(8)	Total
Diane M. Sullivan	2011	$800,000	$1,271,625	$—	$300,000	$417,839	$165,797	$2,955,261
President and Chief Executive Officer	2010	742,750	888,365	381,000	1,152,665	288,297	113,254	3,566,331
	2009	724,823	335,610	—	496,361	220,327	69,870	1,846,991
Ronald A. Fromm	2011	617,692	1,497,375	—	—	989,681	277,702	3,382,450
Chairman of the Board	2010	856,500	1,454,960	—	1,778,182	917,288	431,490	5,438,420
	2009	838,231	511,571	—	645,774	1,056,441	387,717	3,439,734
Mark E. Hood	2011	383,965	418,000		130,000	135,415	94,595	1,161,975
Senior Vice President and Chief Financial Officer	2010	376,906	454,675	—	470,469	66,556	32,900	1,401,506
	2009	369,808	166,140	—	174,107	46,007	73,044	829,106
Richard M. Ausick	2011	516,923	418,000		130,000	410,090	42,817	1,517,830
Division President — Retail	2010	500,000	426,695	—	620,625	181,990	48,971	1,778,281
	2009	481,907	166,140	—	247,477	184,151	84,314	1,163,989
Douglas W. Koch	2011	397,885	494,000	—	130,000	272,933	36,346	1,331,164
Senior Vice President and Chief Talent and Strategy Officer	2010	384,870	454,675	—	477,433	142,589	60,789	1,520,356
John W. Schmidt	2011	437,692	304,000	—	130,000	135,029	16,591	1,023,312
Division President – Wholesale, Better and Image Brands

(1)	Mr. Fromm served as the Chief Executive Officer until May 26, 2011, and Ms. Sullivan commenced serving as the Chief Executive Officer on May 26, 2011.

(2)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan and which are reported in the Non-Qualified Deferred Compensation Table.

(3)	Amounts in this column reflect, for each of the three years, the aggregate grant date fair value for awards of restricted stock and long-term performance shares without regard to potential forfeitures. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance shares granted, each as estimated by management at the time of grant as being probable of payout at target level. The grant date fair value of the 2011-2013 performance awards, based on the maximum number of shares reported in the Grants of Plan-Based Awards Table rather than the target number used in this table to calculate 2011 stock awards compensation, was: Ms. Sullivan — $518,700, Mr. Fromm — $0, Mr. Hood — $228,000, Mr. Ausick — $228,000, Mr. Koch — $228,000, and Mr. Schmidt — $228,000. The long-term performance awards are also described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011? – Long-Term Compensation.”

(4)	Amounts in this column reflect the fair value for stock options, estimated at the date of grant using the Black-Scholes option pricing model. There were no stock option grants in 2011.

(5)	The Non-Equity Incentive Plan Compensation column includes the actual amount paid in March 2012 for the annual incentive plan awards approved in March 2011. As the company did not reach its financial goals, there was no payout in March 2012 for the annual incentive plan awards approved in March 2011. The annual incentive awards are described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011? – Annual Incentive Plan Awards.” The Non-Equity Incentive Plan Compensation column also reflects the cash portion of the long-term performance awards for 2011. The long-term incentive awards are described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011? – Annual Incentive Plan Award.”

(6)	The NEOs participate in the Company’s qualified defined benefit pension plan and a non-qualified, unfunded SERP and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market” interest on amounts deferred.

The amounts reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are an estimate of the increase in the actuarial present value of the age 65 retirement accrued benefit under the Company’s tax-qualified pension plan that covers all employees and of the age 60 (age 65 for Mr. Hood and Mr. Schmidt) accrued benefit under the SERP. The change in actuarial value reflects an increase in value due to an additional year of credited service, an increase in compensation level, an increase in the participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2011, see the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation. This column includes amounts for Mr. Schmidt that he was not entitled to receive at our fiscal year end because such amounts were not vested.

(7)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

Name	Company 401(k) Plan Match	Dividends	Supplemental Executive Disability Insurance(a)	Financial and Tax Planning Services	Personal Use of Company Aircraft(b)	Other(c)	Total
Diane M. Sullivan	$8,692	$56,963	$2,468	$—	$97,674	$—	$165,797
Ronald A. Fromm	7,121	80,654	2,537	17,025	165,365	5,000	277,702
Mark E. Hood	7,373	21,420	1,167	750	58,885	5,000	94,595
Richard M. Ausick	8,656	21,455	2,287	5,000	2,919	2,500	42,817
Douglas W. Koch	8,631	22,978	2,687	1,150	—	900	36,346
John W. Schmidt	7,491	9,100	—	—	—	—	16,591

(a)	Our NEOs receive additional disability insurance to supplement the Company-sponsored program for all employees that has a maximum of $20,000 per month. The executive disability program provides an additional benefit of up to $5,000 per month, and the executive may be entitled to receive a catastrophic benefit of $8,000 per month. The executive pays the cost of this program, and the Company reimburses the executive for the cost of the premiums and includes the reimbursed amount on the individual’s W-2.

(b)

The incremental cost to the Company of personal use of the Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance (including major maintenance), on-board catering, landing/ramp fees, crew travel expenses, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to determine an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use (including additional miles for “dead-head” flights when the aircraft returns empty) to derive the incremental cost for personal miles flown, which is then increased by the Company’s lost tax deduction for these flights. This total is then divided by the number of personal miles flown to determine an “all-in” variable cost per mile and a total variable cost for each NEO based on miles flown. This methodology excludes fixed costs that do not change based on usage, such as pilots’ salaries, lease cost of the plane, and non-trip related hangar expenses. As this calculation method includes the variable costs for the miles flown, it is not affected by the number of passengers on the flight. Personal use of the Company aircraft is included on the executive’s W-2 as taxable compensation using the Standard Industry Fare Level (“SIFL”) published by the Internal Revenue Service for each passenger, which is lower than the Company’s full actual cost. For 2011, taxable compensation for personal use of corporate aircraft reported on form W-2 was as follows: Ms. Sullivan — $16,269, Mr. Fromm — $42,191, Mr. Hood — $9,592, Mr. Ausick — $819, Mr. Koch — $0, and Mr. Schmidt — $0. As a result, the Company’s tax deductions on its federal tax return are limited to the SIFL rate, and the Company foregoes the benefit of a tax deduction on the difference. On certain occasions, a NEO’s spouse or other family members may accompany an executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. In addition, use of Company aircraft to attend industry-related meetings and board meetings of certain charitable organizations that have been approved in advance by the board as being related to the Company’s business is not deemed to be personal use for purposes of this table or for tax purposes.

(c)	Amount includes matches of charitable giving to institutions of higher education and arts and cultural organizations. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included herein. The Company’s estimate for personal usage of club membership has also been omitted because it was less than $200.

(8)	In addition to the personal benefits identified in Note 7, our NEOs are eligible to receive standard health and welfare benefits available to all employees, which benefits are not reflected in this table. The Company purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses these tickets for personal purposes.

Grants of Plan-Based Awards

The Committee generally grants awards under its incentive and stock compensation plan at its first meeting of each year in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to the Incentive and Stock Compensation Plan of 2002 and the Incentive and Stock Compensation Plan of 2011, the Committee granted both cash and equity incentive awards during 2011, consisting of the annual incentive plan awards, the long-term performance awards and time-vested restricted stock. Additional information about plan-based awards granted in 2011 is included within the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011 – Long-Term Compensation?”

The following table provides information with respect to awards granted to the NEOs during the past year under the Incentive and Stock Compensation Plan of 2002 (prior to May 26, 2011) and the Incentive and Stock Compensation Plan of 2011 (on and after May 26, 2011):

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)(4)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name/Award	Grant Date(1)	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Diane M. Sullivan
Annual Incentive	3/14/2011	3/14/2011	$346,923	$693,846	$1,387,692
3 Year Perf. Award	3/3/2011	3/3/2011	30,000	300,000	450,000	2,275	22,750	34,125		$345,800
Restricted Stock	3/3/2011	3/3/2011							45,500	691,600
Restricted Stock	5/26/2011	5/26/2011							22,500	234,225
Ronald A. Fromm
Annual Incentive	3/14/2011	3/14/2011	308,846	617,692	1,235,384
Restricted Stock	5/26/2011	1/7/2011							112,500	1,497,375
Mark E. Hood
Annual Incentive	3/14/2011	3/14/2011	125,125	250,250	500,500
3 Year Perf. Award	3/3/2011	3/3/2011	13,000	130,000	195,000	1,000	10,000	15,000		152,000
Restricted Stock	3/3/2011	3/3/2011							17,500	266,000
Richard M. Ausick
Annual Incentive	3/14/2011	3/14/2011	169,000	338,000	676,000
3 Year Perf. Award	3/3/2011	3/3/2011	13,000	130,000	195,000	1,000	10,000	15,000		152,000
Restricted Stock	3/3/2011	3/3/2011							17,500	266,000
Douglas W. Koch
Annual Incentive	3/14/2011	3/14/2011	120,000	240,000	480,000
3 Year Perf. Award	3/3/2011	3/3/2011	13,000	130,000	195,000	1,000	10,000	15,000		152,000
Restricted Stock	3/3/2011	3/3/2011							22,500	342,000
John W. Schmidt
Annual Incentive	3/14/2011	3/14/2011	110,000	220,000	440,000
3 Year Perf. Award	3/3/2011	3/3/2011	13,000	130,000	195,000	1,000	10,000	15,000		152,000
Restricted Stock	3/3/2011	3/3/2011							10,000	152,000

(1)	The grant date is the date the award was actually granted.

(2)	The approval date is the date that the Committee approved the award.

(3)	These columns show the range of cash payouts under the annual incentive plan award for 2011, based in part on the level of Adjusted EPS achieved with our achievement level on the second metric potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted EPS level (plus, for awards to revenue producing unit employees, the minimum net sales level for the unit), the award is payable at a minimum of 50% of the target award amount; and the maximum payout is 200% of the target award amount. Payout of these awards also considers achievement of the NEO’s personal objectives. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011? – Annual Incentive Plan Awards” in the CD&A. The amounts set forth in this table were based on the NEO’s base salary in effect at the date of grant although payment of the earned award (as shown in the Summary compensation Table) was based on the NEO’s salary in effect at the end of the year.

(4)

These columns also show the range of cash payouts under the long-term performance awards granted in 2011 with respect to a performance period of 2011-2013. To the extent the Company’s performance exceeds the minimum performance criteria (being cumulative three-year Adjusted EPS of at least $3.87 per share), the award is payable for no less than 10% of the target amount of cash awarded. To have payment at the target amount of cash awarded, in most instances cumulative Adjusted EPS must be at least $5.53 per share. Payout of these awards is also dependent on performance achieved for the second metric (EBITDA/Net Assets). The actual amount of cash that will be paid out at the end of the performance period, if any, generally cannot be determined prior to completion of the performance period because the amounts earned will be based upon our future performance, but in no event will payout be made unless this minimum Adjusted EPS level is satisfied. This award is subject to a clawback as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011? – Long-Term Compensation” in the CD&A.

(5)	These columns show the range of share payouts under the long-term performance awards granted in 2011 with respect to a performance period of 2011-2013. To the extent the Company’s performance exceeds the minimum performance criteria (being cumulative three-year Adjusted EPS of at least $3.87 per share), the award is payable for no less than 10% of the target number of shares awarded. To have payment at the target number of shares awarded, in most instances cumulative Adjusted EPS must be at least $5.53 per share. Payout of these awards is also dependent on performance achieved for the second metric (EBITDA/Net Assets). The actual number of shares that will be paid out at the end of the performance period, if any, generally cannot be determined prior to completion of the performance period because the amounts earned will be based upon our future performance, but in no event will payout be made unless this minimum Adjusted EPS level is satisfied. This award is subject to a clawback as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2011? – Long-Term Compensation” in the CD&A.

(6)	The restricted stock grants cliff vest at four years from the grant date (except for the 112,500 shares of restricted stock granted to Mr. Fromm on May 26, 2011, which cliff vest at two years from the grant date). Dividends are paid on shares of restricted stock, when and if declared, at the same rate as paid to all shareholders. None of these restricted shares granted in 2011 were forfeited during the year.

(7)	Grant date fair value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the approval date ($13.31 on January 7, 2011 for the grant to Mr. Fromm, $10.41 on May 26, 2011 for the grant to Ms. Sullivan on that date, and $15.20 on March 3, 2011 for all other grants to the NEOs) and (b) for long-term performance shares, by multiplying the target number of performance shares by the average of the high and low price of the Company’s stock on the approval date ($15.20 on March 3, 2011). This value does not reflect estimated forfeitures or awards actually forfeited during the year; none of these awards were forfeited by the NEOs during the year. This column does not include the value of any cash payouts under the long-term performance awards granted in 2011. This column does not include the value of any stock options as none were issued in 2011.

The actual value, if any, to be realizable on the performance share awards will depend on both the number of shares issued at the end of the performance period (based on Company performance) and the market price of the stock on the date the shares are issued. The actual value realizable by the executive with respect to a grant of restricted stock will depend on the market value of the shares when the executive sells the shares following the lapse of restrictions.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance share awards (“Perf”) held by the NEOs as of January 28, 2012, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Diane M. Sullivan	1/5/2004	112,500		16.54	1/5/2014
	3/3/2005	45,000		14.91	3/3/2015
	3/2/2006	22,500		21.20	3/2/2016
	3/5/2008					35,000	339,500
	3/4/2009					51,000	494,700
	3/4/2010	12,500	37,500	13.99	3/4/2020	41,000	397,700
	3/3/2011					45,500	441,350
	5/26/2011					22,500	218,250
	Perf 2009-11							81,000	785,700
	Perf 2010-12							22,500	218,250
	Perf 2011-13							22,750	220,675

Total		192,500	37,500			195,000	1,891,500	126,250	1,224,625
Ronald A. Fromm	3/4/2004	11,251		17.34	3/04/2014
	3/3/2005	45,000		14.91	3/03/2015
	3/5/2008					53,000	514,100
	3/5/2009					82,675	801,948
	3/4/2010					68,000	659,600
	5/26/2011					112,500	1,091,250
	Perf 2009-11							132,000	1,280,400
	Perf 2010-12							36,000	349,200

Total		56,251				316,175	3,066,898	168,000	1,629,600
Mark E. Hood	12/6/2006	15,000		32.91	12/6/2016
	3/5/2008					13,000	126,100
	3/4/2009					25,000	242,500
	3/4/2010					21,000	203,700
	3/3/2011					17,500	169,750
	Perf 2009-11							40,500	392,850
	Perf 2010-12							11,500	111,550
	Perf 2011-13							10,000	97,000

Total		15,000				76,500	742,050	62,000	601,400
Richard M. Ausick	3/6/2003	5,625		11.37	3/6/2013
	3/4/2004	16,874		17.34	3/4/2014	1,125	10,913
	3/3/2005	16,876		14.91	3/3/2015
	3/2/2006	6,750		21.20	3/2/2016
	8/22/2006	7,500		21.41	8/22/2016
	3/8/2007	5,999		35.25	3/8/2017
	3/5/2008	1,875	625	15.20	3/5/2018	13,000	126,100
	3/4/2009					25,000	242,500
	3/4/2010					20,000	194,000
	3/3/2011					17,500	169,750
	Perf 2009-11							40,500	392,850
	Perf 2010-12							10,500	101,850
	Perf 2011-13							10,000	97,000

Total		61,499	625			76,625	743,263	61,000	591,700

	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Douglas W. Koch	3/6/2003	1,406		11.37	3/6/2013
	3/4/2004	8,438		17.34	3/4/2014	563	5,461
	3/3/2005	9,282		14.91	3/3/2015
	5/26/2005	5,626		15.14	5/26/2015
	3/8/2007	5,999		35.25	3/8/2017
	3/5/2008					13,000	126,100
	3/4/2009					25,000	242,500
	3/4/2010					21,000	203,700
	3/3/2011					22,500	218,250
	Perf 2009-11							40,500	392,850
	Perf 2010-12							11,500	111,550
	Perf 2011-13							10,000	97,000

Total		30,751				82,063	796,011	62,000	601,400
John W. Schmidt	5/28/2008	11,250	3,750	16.19	5/28/2018	7,500	72,750
	3/4/2009	2,800	2,800	3.33	3/4/2019	7,500	72,750
	12/10/2009	2,500	2,500	10.52	12/10/2019
	3/4/2010					7,500	72,750
	3/3/2011					10,000	97,000
	Perf 2010-12							7,000	67,900
	Perf 2011-13							10,000	97,000

Total		16,550	9,050			32,500	315,250	17,000	164,900

(1)	All stock options listed in the table have a term expiring ten years after the grant date and vest based on service. All options vest at a rate of 25% on each anniversary of the grant date over four years.

(2)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date.

(3)	Grants of restricted stock made through 2005 vest on anniversary dates as to 50% of the shares after four years from the date of the grant, an additional 25% after six years and the remaining 25% after eight years. Grants of restricted stock made in 2006 through 2011 cliff vest on the fourth anniversary of the grant date except with respect to the restricted stock award to Mr. Fromm on May 26, 2011, which cliff vests on the second anniversary of the grant date. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on January 28, 2012 will vest as follows:

Grant Date	Vesting Schedule
3/4/2004	25% on 3/4/2012
3/5/2008	100% on 3/5/2012
5/28/2008	100% on 5/28/2012
3/4/2009	100% on 3/4/2013
3/5/2009	100% on 3/5/2013
3/4/2010	100% on 3/4/2014
3/3/2011	100% on 3/3/2015
5/26/2011	100% on 5/26/2015 (except for Mr. Fromm)
5/26/2011	100% on 5/26/2013 (for Mr. Fromm)

(4)	The fiscal year-end market value of unvested restricted stock is calculated by multiplying the number of unvested shares by $9.70, the closing price for our stock at January 27, 2012, the last trading day of 2011.

(5)	Performance share awards granted in 2009, 2010 and 2011 do not vest until completion of the performance period, and the amount ultimately earned depends on whether we have met applicable performance criteria. Subject to meeting the minimum required level of Adjusted EPS, the 2009-2011 award was paid in shares on March 9, 2012. The 2010-2012 award and the 2011-2013 award are payable in a combination of shares and cash at a maximum of 150% of target.

In preparing our 2011 consolidated financial statements, we have estimated that the probable payout on the 2009-2011 performance awards is 150% of the target number of award shares. The payout on the 2010-2012 performance awards and 2011-2013 performance awards are estimated at 100% of the target number of award shares. The potential payout value has been calculated by multiplying the year-end unearned award shares by $9.70, the closing price of our stock on January 27, 2012, the last trading day of 2011.

Option Exercises and Stock Vested

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares during 2011, and the Value Realized on Vesting is calculated prior to payment of applicable withholding tax.

Option Exercises and Stock Vested

	Stock Option Awards		Stock Awards
			Number of Shares Acquired on Vesting
	Number of Shares Acquired on Exercise
Name		Value Realized on Exercise	Restricted Stock	Performance Shares	Value Realized On Vesting(1)
Diane M. Sullivan	—	—	21,563	—	$227,011
Ronald A. Fromm	—	—	26,813	—	386,199
Mark E. Hood	—	—	2,250	—	32,243
Richard M. Ausick	—	—	4,406	—	64,122
Douglas W. Koch	—	—	4,406	—	64,122
John W. Schmidt	—	—	—	—	—

(1)	The values shown for restricted stock were calculated by multiplying the number of shares vested by the average of the high and low prices of our stock on the vesting date. These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

Retirement Plans

Pension Plan

All salaried employees, including our NEOs, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan (“Pension Plan”) after 12 months of employment, working at least 1,000 hours and the attainment of 21 years of age. Plan participants who have completed five continuous years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. If the plan participant retires between the ages of 55 and 65 after at least 10 years of service, he or she is eligible for a subsidized monthly early retirement pension that is reduced 1/15 for each of the five years and 1/30 for each of the next five years that commencement of payment precedes age 65. The early retirement benefit is not subsidized if the participant has not completed 10 years of service but is actuarially reduced to reflect payment prior to age 65. Of our NEOs, Mr. Fromm, Mr. Koch and Mr. Ausick are eligible for the subsidized early retirement benefit and Ms. Sullivan and Mr. Hood are eligible for actuarially reduced early retirement benefits under the Pension Plan.

The amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service. Generally, a participant receives credit for one year of service for each 365 days of full-time employment as an eligible employee with the Company, up to 35 years. A service credit of 0.825% is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those five years that exceeds said level. Annual earnings covered by the Pension Plan consist of salary, wages, commissions, overtime pay, foreign service premiums, bonuses paid under a formal bonus program, contributions to a nonqualified deferred compensation plan, employee contributions to a Section 125 cafeteria plan and employee deferrals to a 401(k) saving plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($245,000 in 2012)).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, joint and survivor annuity, ten year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All optional forms of benefit are equal to the single life annuity adjusted by plan-specified actuarial equivalence factors.

Supplemental Executive Retirement Plan (SERP)

Certain key management employees who are participants in the Pension Plan, including the NEOs, are also eligible to participate in our SERP. The basic purpose of the SERP is to enable highly paid executives to receive pension benefits at a level commensurate with their earnings; and for this purpose, an individual’s earnings include amounts deferred under the Company’s deferred compensation plan. More specifically, the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($195,000 in 2012) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($245,000 in 2012). For this reason, the Company maintains the SERP as a “non-tax qualified” plan that pays eligible participating employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. Thus, the SERP replaces a benefit that higher-earning employees lose under the tax-qualified pension plan. All benefits are payable as lump sums, and payments are made immediately in the event of a change in control. In addition, certain terms of the SERP enhance the benefits payable to employees who were plan participants prior to January 1, 2006, such as: an increase in the benefit formula for base salary in excess of covered compensation (from 1.425% to 1.465%); an unreduced early retirement benefit at age 60, provided the participant has at least ten years service, and increased death benefits (from 50% to 75% in the event of death prior to age 55 and from 50% to 100% in the event of death after age 55). The SERP is unfunded, and all payments to a participant will be made from our general assets; accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

Upon a change in control, the SERP provides that vesting requirements will be waived and the lump sum value will be based on the full benefit that would have been payable at age 60 (for pre-2006 participants under age 60) or the reduced benefit payable at age 55 (for post-2005 participants under age 55), actuarially reduced to reflect the participant’s earlier age, and will become payable immediately notwithstanding that the participant remains employed. Pursuant to our severance agreements, in the event of the participant’s termination following a change in control, the participant will be credited with up to three additional years of service. Under the SERP, a “change in control” is defined in the same manner as in the executive severance agreements, as described in the section “Payments on Termination and Change in Control.”

Messrs. Fromm, Koch, Ausick and Ms. Sullivan participated in the SERP prior to 2006, and based on their earlier enrollment date, they are “grandfathered” under the pre-2006 plan provisions for certain enhanced benefits. Mr. Fromm is no longer a participant in the SERP. As currently operated for newer participants (such as Mr. Hood and Mr. Schmidt), the SERP functions as a restoration plan and does not provide the enhanced benefits. Of our NEOs, Mr. Ausick and Mr. Koch are currently eligible for a subsidized early retirement benefit under the SERP. (Ms. Sullivan and Mr. Hood could retire immediately but would not be eligible for the SERP early retirement subsidy.)

Pension Benefits Table

The table below quantifies the present value of the future benefits payable under the Company’s two defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of January 28, 2012.

Pension Benefits Table

Name	Plan Name(1)	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year($)
Diane M. Sullivan(4)	Pension Plan	8	$196,775	(1)	$—
	SERP	8	1,313,771	(2)	—
Ronald A. Fromm(5)	Pension Plan	25	736,296	(1)	—
	SERP	0	—		7,175,244
Mark E. Hood(4)	Pension Plan	5	142,101	(1)	—
	SERP	5	174,725	(2)	—
Richard M. Ausick(4)	Pension Plan	10	263,485	(1)	—
	SERP	10	1,114,957	(2)	—
Douglas W. Koch(4)	Pension Plan	11	317,896	(1)	—
	SERP	11	851,040	(2)	—
John W. Schmidt(6)	Pension Plan	4	65,493	(1)	—
	SERP	4	107,994	(2)	—

(1)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:

—	each participant’s benefit commences at age 65, the age at which retirement may occur without any reduction in benefits, discounted to January 28, 2012 using a discount rate of 4.75%;

—	the benefits accrued after 1993 are payable as a single life annuity;

—	post-retirement mortality based on the RP2000 static tables projected to 2019, as required by the Pension Protection Act for 2012 funding calculations; and

—

benefits for Mr. Fromm accrued prior to 1994 are paid as a lump sum. The present value is based on the same discount rate of 4.75% and post-retirement mortality based on the unisex mortality table published by the IRS for 2012 lump sum payments.

(2)	For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the age at which retirement may occur without any reduction in benefits, discounted to January 28, 2012 using a discount rate of 4.75%, and post-retirement mortality based on the unisex mortality table published by the IRS for 2012 lump sum payments.

(3)	Except with respect to Mr. Fromm, who ceased to be a participant in the SERP on May 26, 2011, the years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.

(4)	Four of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of January 28, 2012, then in lieu of the amounts shown in this table, they would have been eligible for a lump sum payment from the SERP in the following approximate amounts: Ms. Sullivan — $793,723, Mr. Ausick — $1,049,063, Mr. Koch — $858,378, and Mr. Hood — $165,477. This lump sum would not be payable until July 29, 2012 and would also include interest for the six month delay in payment. Although Ms. Sullivan and Mr. Hood are eligible to commence payments under the Pension Plan, they are not eligible for an additional retirement subsidy from the SERP. All lump sum payments are calculated based on the 2012 unisex mortality table published by the IRS and interest rates of 2.09% for annuity payments due during the first five years; 4.56% for annuity payments due during the next 15 years; and 5.50% for annuity payments due after 20 years.

(5)	Mr. Fromm received a lump sum payment of his SERP on November 30, 2011.

(6)	As of January 28, 2012, Mr. Schmidt was not vested in either the Pension Plan or the SERP; thus, he would not have been entitled to receive these amounts had his employment terminated on such date.

Savings Plan (401(k) Plan)

Substantially all of our salaried employees, including the NEOs, are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to the lesser of 30% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis. Annual salary includes salary, commissions, wages, overtime pay, foreign service premium payments, bonuses paid under a formal bonus program and pre-tax amounts contributed to this plan or a Section 125 Cafeteria Plan. The Company will match 75% on the first 2% of pay that is contributed to the 401(k) Plan and 50% of the next 4% of pay contributed. The matching contributions initially are invested in the Company’s stock. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, although only Company matching contributions can be invested in the Company stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum or installments after termination of service. However, loans and in-service distributions under certain circumstances, such as hardship, are permitted. Employee contributions to the 401(k) Plan are fully-vested upon contribution while matching contributions are subject to a three-year vesting requirement.

Non-Qualified Deferred Compensation

Commencing January 1, 2008, selected key executives, including the NEOs, became eligible to participate in a deferred compensation plan. Under this plan, a NEO may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Compensation Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds (with eight choices available in 2010), based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available from time to time under our 401(k) Plan. Accordingly, above-market earnings will not result under this plan. In 2011, the rate of return for these accounts provided a rate of return ranging from -4.25% to 3.89%.

In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during 2011 and the account balances as of January 27, 2012 (the last business day of 2011) for our NEOs under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in 2011(1)	Company Contributions in 2011	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions in 2011	Aggregate Balance at Last Fiscal Year- End(2)
Diane M. Sullivan	$—	$—	$—	$—	$—
Ronald A. Fromm	—	—	(28,676)	801,180	—
Mark E. Hood	—	—	905	—	16,507
Richard M. Ausick	—	—	(164)	—	17,582
Douglas W. Koch	79,312	—	192	—	152,438
John W. Schmidt	—	—	—	—	—

(1)	These amounts represent the executive’s contributions during 2011, and are included in the “Salary” column in the Summary Compensation Table for 2011.

(2)	In addition to the NEO’s contributions in 2011, the following amounts were reported in the Summary Compensation Table for prior years (Mr. Fromm — $675,000, Mr. Hood — $13,500, and Mr. Koch — $47,641).

Payments on Termination and Change in Control

Under the Incentive and Stock Compensation Plan of 2002 and Incentive and Stock Compensation Plan of 2011 (the “Incentive and Stock Compensation Plans”), a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

Our Incentive and Stock Compensation Plans contain “single trigger” provisions in the event of a change in control. Thus, the Incentive and Stock Compensation Plans provide that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest, and outstanding incentive awards will be payable at the target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control with an enhanced benefit if the participant is under age 60 (for pre-2006 participants) or age 55 (for post-2005 participants). The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

The Company is not a party to traditional employment agreements with its NEOs (except Mr. Fromm), but it does have an executive severance agreement with each of them (except Mr. Fromm and Mr. Schmidt). These agreements provide that if the NEO is terminated by the Company without cause or, following a change in control, either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plans, retirement plan and SERP.

Additional Benefits on Termination and Change in Control

The following table shows the types of additional or accelerated benefits that are triggering by a change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under the Incentive and Stock Compensation Plan of 2002 and the Incentive and Stock Compensation Plan of 2011 is provided in the preceding paragraph.

Additional Benefits on Termination and Change in Control (CIC)

	Voluntary Separation	Death	Retirement	Permanent Disability	Involuntary Termination, not for Cause	CIC, but No Termination	Severance or Good Reason Termination After CIC
Additional Cash (salary)	None				1x or 2x highest salary in past 12 months	None	2x or 3x highest salary in past 12 months
Stock Option	Forfeit unvested				Accelerate 1 or 2 years’ vesting	Accelerate all
Restricted Stock	Forfeit unvested	Accelerate all		Forfeit unvested	Accelerate 1 or 2 years’ vesting	Accelerate all
Annual Incentive (Bonus) for Year	Forfeit	At end of performance period, prorated payout based on performance achieved			Payout based on performance achieved, prorated for time served	Payout based on target, prorated for time served prior to CIC
Additional Bonus	N/A				1x or 2x amount equal to target bonus	N/A	2x or 3x amount equal to target bonus
Long-Term Incentive	Forfeit except for the LTI ending FYE’ 11	At end of performance period for each LTI, prorated payout based on performance achieved			No effect	Payout based on target as to all outstanding awards, prorated for time served prior to CIC
SERP	Lump sum value of:
	Benefit based on actual pay and years of service		Not payable until subsequent retirement, death or termination of employment		Benefits based on actual pay and years of service		2 or 3 yrs extra service credited*
	Benefit based on age at termination					If under age 60, (for pre-2006 participants only), a lump sum is paid equal to the actuarial equivalent value of the full benefit that would be payable at age 60 If under age 55, (for post-2005 participants only), a lump sum is paid equal to the actuarial equivalent value of the reduced benefit that would be payable at age 55.
	Payable only if vested (5 yrs)					Accelerates vesting†
	Payable 6 months after termination (30 days after death)					Payable 30 days after CIC
Welfare Benefits	N/A				12 or 24 months medical/dental	N/A	24 or 36 months medical/dental
Outplacement	N/A				Available	N/A	Available
Tax Reimbursement	N/A				N/A	N/A	Modified available(1)

(1)	Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 27, 2012 (the last business day of 2011), including the value of already-vested benefits as well as the acceleration of unvested benefits upon a change in control. The termination scenarios covered by the table include voluntary termination both prior to and following a change in control and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Except for voluntary termination, payments under certain termination scenarios reflect acceleration of award rights under the Incentive and Stock Compensation Plans or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. This table does not reflect benefits available to all employees (such as our 401(k) Plan and Pension Plan) or benefits (other than SERP benefits) for which the Company made no contribution (such as our deferred compensation plan).

Estimate of Payments Upon Termination and Change in Control Table

	No Change in Control
Name(1)	Voluntary Termination	Involuntary Termination Not for Cause	Death	Disability	Retirement	Voluntary Termination	Involuntary or Good Reason Termination
Diane M. Sullivan
Additional Payments on CIC or Termination
Annual Incentive-2011(2)	$—	$742,000	$742,000	$742,000	$—	$742,000	$742,000
Cash Severance(3)	—	3,084,000	—	—	—	—	4,626,000
Accelerated Equity(4)	—	887,308	1,891,500	—	—	1,891,500	1,891,500
Long-term Incentive(5)	—	—	506,625	506,625	506,625	506,625	506,625
SERP(6)	—	—	—	—	—	514,315	1,062,424
Medical/Outplacement(7)	—	43,336	—	—	—	—	48,504
Tax Reimbursement(10)	—	—	—	—	—	—	2,813,356
Total Additional	—	4,756,644	3,140,125	1,248,625	506,625	3,654,440	8,877,053
Already-Vested Benefits
Options (Spread)(8)	$—	$—	$—	$—	$—	$—	$—
SERP(9)	793,723	793,723	882,258	—	793,723	793,723	793,723
Total Already-Vested	793,723	793,723	882,258	—	793,723	793,723	793,723
TOTAL Additional Plus Vested Benefits	793,723	5,550,367	4,022,383	1,248,625	1,300,348	4,448,163	9,670,776
Mark E. Hood
Additional Payments on CIC or Termination
Annual Incentive-2011(2)	$—	$250,250	$250,250	$250,250	$—	$250,250	$250,250
Cash Severance(3)	—	1,270,500	—	—	—	—	1,905,750
Accelerated Equity(4)	—	368,600	742,050	—	—	742,050	742,050
Long-term Incentive(5)	—	—	233,121	233,121	233,121	233,121	233,121
SERP(6)	—	—	—	—	—	—	173,555
Medical/Outplacement(7)	—	49,395	—	—	—	—	56,092
Tax Reimbursement(10)	—	—	—	—	—	—	1,089,266
Total Additional	—	1,938,745	1,225,421	483,371	233,121	1,225,421	4,450,084
Already-Vested Benefits
Options (Spread)(8)	$—	$—	$—	$—	$—	$—	$—
SERP(9)	165,477	165,477	86,187	—	165,477	165,477	165,477
Total Already-Vested	165,477	165,477	86,187	—	165,477	165,477	165,477
TOTAL Additional Plus Vested Benefits	165,477	2,104,222	1,311,608	483,371	398,598	1,390,898	4,615,561

	No Change in Control
Name(1)	Voluntary Termination	Involuntary Termination Not for Cause	Death	Disability	Retirement	Voluntary Termination	Involuntary or Good Reason Termination
Richard M. Ausick
Additional Payments on CIC or Termination
Annual Incentive-2011(2)	$—	$338,000	$338,000	$338,000	$—	$338,000	$338,000
Cash Severance(3)	—	1,716,000	—	—	—	—	2,574,000
Accelerated Equity(4)	—	414,457	776,000	—	—	776,000	776,000
Long-term Incentive(5)	—	—	225,877	225,877	225,877	225,877	225,877
SERP(6)	—	—	—	—	—	65,257	472,969
Medical/Outplacement(7)	—	47,081	—	—	—	—	55,621
Tax Reimbursement(10)	—	—	—	—	—	—	1,411,714
Total Additional	—	2,515,538	1,339,877	563,877	225,877	1,405,134	5,854,181
Already-Vested Benefits
Options (Spread)(8)	$—	$—	$—	$—	$—	$—	$—
SERP(9)	1,049,063	1,049,063	1,081,052	—	1,049,063	1,049,063	1,049,063
Total Already-Vested	1,049,063	1,049,063	1,081,052	—	1,049,063	1,049,063	1,049,063
TOTAL Additional Plus Vested Benefits	1,049,063	3,564,601	2,420,929	563,877	1,274,940	2,454,197	6,903,244
Douglas W. Koch
Additional Payments on CIC or Termination
Annual Incentive-2011(2)	$—	$240,000	$240,000	$240,000	$—	$240,000	$240,000
Cash Severance(3)	—	1,280,000	—	—	—	—	1,920,000
Accelerated Equity(4)	—	390,425	812,375	812,375	—	812,375	812,375
Long-term Incentive(5)	—	—	233,121	233,121	233,121	233,121	233,121
SERP(6)	—	—	—	—	—	—	312,663
Medical/Outplacement(7)	—	42,336	—	—	—	—	48,504
Tax Reimbursement(10)	—	—	—	—	—	—	1,117,703
Total Additional	—	1,952,761	1,285,496	1,285,496	233,121	1,285,496	4,684,366
Already-Vested Benefits
Options (Spread)(8)	$—	$—	$—	$—	$—	$—	$—
SERP(9)	858,378	858,378	782,984	—	858,378	858,378	858,378
Total Already-Vested	858,378	858,378	782,984	—	858,378	858,378	858,378
TOTAL Additional Plus Vested Benefits	858,378	2,811,139	2,068,480	1,285,496	1,091,499	2,143,874	5,542,744
John W. Schmidt
Additional Payments on CIC or Termination
Annual Incentive-2011(2)	$—	$—	$—	$—	$—	$—	$—
Cash Severance(3)	—	—	—	—	—	—	—
Accelerated Equity(4)	—	—	—	—	—	—	—
Long-term Incentive(5)	—	—	—	—	—	—	—
SERP(6)	—	—	—	—	—	92,814	92,814
Medical/Outplacement(7)	—	—	—	—	—	—	—
Tax Reimbursement(10)	—	—	—	—	—	—	—
Total Additional	—	—	—	—	—	92,814	92,814
Already-Vested Benefits
Options (Spread)(8)	$—	$—	$—	$—	$—	$—	$—
SERP(9)	—	—	—	—	—	—	—
Total Already-Vested	—	—	—	—	—	—	—
TOTAL Additional Plus Vested Benefits	—	—	—	—	—	92,814	92,814

(1)	The post-termination benefits available to Ms. Sullivan and Messrs. Hood, Koch and Ausick are governed by their executive severance agreements. Mr. Schmidt is not entitled to any post-termination benefits other than pursuant to the SERP as he is not a party to an executive severance agreement, and Mr. Fromm is not entitled to any post-termination benefits pursuant to the terms of his employment agreement. The terms of such agreements are described in detail below under “Executive Severance Agreements” and “Mr. Fromm’s Employment Agreement,” respectively.

(2)	The additional payment for the Annual Incentive — 2011 reflects the amount payable for the annual incentive plan award assuming performance at the target level is achieved; although this early payout is subject to pro-ration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)	The executive severance agreements provide for a severance payment equal to either one or two times salary plus bonus, plus an amount equal to a pro-rated bonus for the year of termination in the event of involuntary termination. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus, plus an amount equal to a pro-rated bonus at target level for the year of termination.

(4)	Accelerated Equity reflects the value of stock options and restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the closing price of our stock on January 27, 2012, the last business day of 2011; and for stock options, the values have been calculated by multiplying the number of shares accelerated by the spread between the closing price of our stock on January 27, 2012 and the exercise price. The spread value of options already vested (but not yet exercised) as of fiscal year-end are included in the Already Vested Benefits list for each individual using the same valuation method. Under our Incentive and Stock Compensation Plans, all restricted stock and stock option awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, retirement at age 65, or early retirement with prior approval of the Compensation Committee.

(5)	Under the terms of the Incentive and Stock Compensation Plans, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service), pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of 100% of the target for the 2010-2012 and 2011-2013 awards. Our Incentive and Stock Compensation Plans also provide that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award.

(6)	A change in control also results in an enhanced early retirement benefit for pre-2006 participants, which includes Ms. Sullivan and Mr. Ausick. Furthermore, under the executive severance agreements, if there is an involuntary or good reason termination following that change of control, then each participant is credited with either two or three years of additional service. In the event of a termination within 24 months of a change in control, the executive severance agreements provide that the participant is entitled for either 2 or 3 years of additional credited service for purposes of determining the SERP benefit. The SERP does not provide an immediate benefit payable upon permanent disability. A lump sum payment would be made at the time of the participant’s subsequent retirement, death or termination of employment.

(7)	The executive severance agreements with the NEOs entitle them to medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $30,000 for outplacement services.

(8)	For already-vested stock options, the values have been calculated by multiplying the number of shares vested as of January 28, 2012 by the spread between the closing price of our stock on January 27, 2012 and the exercise price for the applicable options.

(9)

The already-vested amounts payable under the SERP are different from those shown in the Pension Benefits table because the actuarial assumptions used for purposes of these two tables are different. For the participants vested under the SERP (Ms. Sullivan, Mr. Ausick, Mr. Hood and Mr. Koch), the already-vested benefits include a lump sum payable six months after termination; these payments are based on the same assumptions used under the qualified pension plan to determine actual lump sums during 2012. In the event of death, the SERP provides for a lump sum benefit for the surviving beneficiary, and such benefit, among other factors, is based upon the age of the deceased executive’s spouse. The SERP does not provide an immediate benefit payable upon permanent disability. A lump sum payment would be made at the time of the participant’s subsequent retirement, death or termination of employment.

(10)	As provided in the executive severance agreements for a termination occurring following a change in control, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a corporate tax rate of 35%, a state tax rate of 6% for Missouri residents and a discount rate of 0.97%.

Executive Severance Agreements

The executive severance agreements with our NEOs (other than Mr. Fromm and Mr. Schmidt) have up to a three-year term and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreement for Mr. Koch was entered into as of March 22, 2006, the agreements for Ms. Sullivan and Mr. Ausick and were entered into as of March 31, 2006, and the agreement for Mr. Hood was entered into as of October 29, 2006. All of the NEO’s severance agreements were amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the footwear industry or interfering with the Company’s customer relationships.

Termination Not Related to Change in Control.    The executive severance agreements provide that if the executive is terminated by the Company for any reason other than for cause, death or disability at any time or by the executive within 90 days after the occurrence of good reason, the executive will be entitled to receive:

•

a lump sum cash payment equal to up to 200% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target annual cash incentive for the year of termination;

•	a cash payment equal to executive’s prorated annual cash incentive for the year of termination;

•	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

•	outplacement services.

The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

Involuntary Termination Following a Change in Control.    The executive severance agreements provide benefits following a change in control which are based on a dual trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment. If a change in control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after the occurrence of good reason, the executive officer will be entitled to receive:

•

lump sum cash payment equal to up to 300% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target bonus for the year of termination;

•

a cash payment equal to executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

•	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional 18 months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional three years of credited service under the SERP; and

•

tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

If an executive is terminated within 24 months of a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions.    A “change in control” for purposes of the executive severance agreements generally consists of any of the following:

•	any person or entity acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

•	the incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•

the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance or using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

Mr. Fromm’s Employment Agreement

On January 7, 2011, Mr. Fromm and the Company entered into an employment agreement, pursuant to which Mr. Fromm agreed to serve as a non-executive employee of the Company beginning on May 26, 2011. The term of the agreement expires on May 26, 2013.

Regardless of the reason for termination, Mr. Fromm’s agreement requires that he comply with a post-termination non-compete provision that restricts Mr. Fromm from providing any executive level or consulting services to any competitor in the footwear industry or interfering with the Company’s customer relationships.

If Mr. Fromm is terminated by the Company during such period without cause or if Mr. Fromm dies or becomes disabled, he is entitled to:

•	his base salary through May 26, 2013;

•

participation in the Company’s medical and dental plans without cost in excess of contributions made as if he was still an employee until the later of May 26, 2013 or the date that is 18 months following the termination date;

•	full vesting of all restricted stock and stock options; and

•	a cash payment for the fair market value of any performance share or performance cash awards (at “Target” levels).

If Mr. Fromm is terminated for any other reason, he is entitled to receive his base salary through the termination date. The definition of “cause” has the same meaning as in the executive severance agreements described above.

PROPOSAL 3 — Approval, by Non-Binding Advisory Vote, of the Company’s Executive Compensation

Section 14A of the Securities Exchange Act of 1934 requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on executive compensation paid to their named executive officers (“Say on Pay”). This advisory vote on executive compensation is non-binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

The board and the compensation committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2011 described in this Proxy Statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and shareholders, (iii) align executive officer pay with individual and Company performance without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide executive officers with a competitive level of compensation and (iv) assist the Company in retaining NEOs as well as other senior leaders.

For the reasons discussed above (and as further explained in the compensation disclosures made in this Proxy Statement), the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this Proxy Statement).”

The above referenced disclosures appear on pages 26 to 62 of this Proxy Statement.

The shareholders approved at the 2011 annual meeting, and the board subsequently implemented, the advisory resolution approving annual future advisory votes regarding Say on Pay. As a result, the next Say on Pay vote will be held at our 2013 annual meeting, and the next vote on the frequency of the Say on Pay vote will be held at our 2017 annual meeting.

Your Board of Directors recommends a vote “FOR” the approval, by non-binding advisory vote, of the Company’s executive compensation.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2013 Annual Meeting

In order to be included in our proxy statement and proxy card for the 2013 annual meeting (currently expected to be held on May 23, 2013), we must receive a shareholder’s proposal by December 11, 2012 (120 days before the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2013 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2013 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (by February 22, 2013) nor more than 120 days (by January 23, 2013) prior to the date of the 2013 annual meeting. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at www.brownshoe.com/governance. In each case, notice must be given to our Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2011, we purchased policies of directors’ and officers’ liability insurance from ACE American Insurance Company; National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Travelers Casualty and Surety Company of America; and Allied World National Assurance Company. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2012 are $371,005. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2011, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105, or you may access such report on the Company’s website at www.brownshoe.com/secfilings.

MICHAEL I. OBERLANDER

Senior Vice President, General Counsel

and Corporate Secretary

8300 Maryland Avenue

St. Louis, Missouri 63105

BROWN SHOE COMPANY, INC. 8300 MARYLAND AVENUE ST. LOUIS, MO 63105-3693

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43493 -	KEEP THIS PORTION FOR YOUR RECORDS
P21053	DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROWN SHOE COMPANY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
1. Election of Directors Nominees:
01) Mario L. Baeza 02) Mahendra R. Gupta 03) Carla Hendra	04) Michael F. Neidorff 05) Hal J. Upbin 06) Harold B. Wright
	The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

	2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.						☐	☐	☐
	3. Approval, by non-binding advisory vote, of the Company’s executive compensation.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” all of the nominees listed in Item 1 and “FOR” Items 2 and 3.

The Board of Directors has fixed the close of business March 30, 2012 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M43494-P21053

BROWN SHOE COMPANY, INC. Annual

Meeting of Shareholders

May 22, 2012 11:00 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Ronald A. Fromm, Mark E. Hood and Michael I. Oberlander, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Brown Shoe Company, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 22, 2012 or at any adjournment of postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” all of the nominees listed in Item 1 and “FOR” Items 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company.

Continued and to be signed on reverse side